UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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EDGEWELL PERSONAL CARE COMPANY
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Notice of
2021 Annual Meeting of
Shareholders
and
Proxy Statement

Letter to our Shareholders
from our President and
Chief Executive Officer
and our Chairman
December 21, 2020
Dear Fellow Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of Edgewell Personal Care Company to be held at 8:30 a.m. Eastern Time on Thursday, February 4, 2021. Like most things this year, our Annual Meeting of Shareholders has been impacted by the ongoing COVID-19 pandemic. Although we would have preferred to meet in-person as in previous years, out of an abundance of caution and with the well-being of our shareholders, directors, and executive leadership team as our top priority, we are holding this meeting in a virtual-only meeting format via live webcast on the Internet.
Fiscal 2020 Accomplishments
Fiscal 2020 demonstrated the continued progress we are making in stabilizing our underlying business. Our overall financial results for the year reflected strong execution by our team and the core strength and resiliency of our businesses despite numerous ongoing headwinds, including the COVID-19 pandemic. Over the course of this unprecedented year, we executed on several key initiatives which have provided us with a strong financial position and with ample liquidity, including stabilization of our top line, over-delivering on our cost savings program, generating $190 million in free cash flow, and successfully closing the Cremo acquisition. This progress is all the more impressive in the context of a year filled with extraordinary challenges and is a testament to our entire organization.
We recently unveiled a new long-term strategy to transform Edgewell into a growing, sustainable and consumer-centric personal care and grooming company. This strategy leverages our best-in-class manufacturing, sourcing and formulation capabilities with a refreshed, digitally enabled, consumer centric approach to categories where our brands are positioned for growth. We will drive continuous improvement and cost efficiency across the business which will allow for meaningful investment in support of our strategy. With a foundation of strong brands in compelling categories, and the talent and capabilities needed to execute well, we are confident we have a clear and compelling strategy for sustainable, profitable growth for Fiscal 2021 and beyond.
Our COVID-19 Response
As the global pandemic continues to unfold, we continue to be fully dedicated to the health and safety of our employees so that we can fulfill our mission of delivering critical products to consumers around the world. We have implemented additional safety and cleaning measures in all locations, and we have maintained operations in all our distribution facilities and global manufacturing plants. The Board, as well as the management team, are humbled by the efforts of our employees. We provided additional compensation to our frontline teams to demonstrate our gratitude for their unwavering commitment to our customers and to public health.

Our People
Corporate culture has been, and remains, important to the Board and the executive leadership team. We are following the progress of these initiatives with regular management reports and a scorecard. The scorecard included the most recent employee engagement survey results, which showed significant improvements year over year. Through our new purpose, values and behaviors, our Board and leadership team remain deeply committed to fostering a culture where every employee brings 100% of themselves to work every day and this includes actively facilitating conversations regarding diversity, equity and inclusion.
Our Board Membership
In addition, the Board itself cultivates a culture of open, direct, and respectful dialogue among our members, who bring an array of skills, backgrounds, and expertise. This year, we added one new director to further diversify our expertise and perspectives. In addition, David Hoover is leaving the Board after years of valuable service. On behalf of the full Board, we would like to thank him for his many contributions and we wish him well.
Looking Forward
In Fiscal 2020, we demonstrated our adaptability in the face of unprecedented change. Going forward, our engaged Board, our strong leadership team, and our dedicated employees are well-positioned to build upon our operational momentum. On behalf of our Board, we thank you for your share ownership and for your continued support of the Company.
Regards,

John C. Hunter	Rod R. Little
Chairman of the Board of Directors	President and Chief Executive Officer

Our Purpose and Values
Make useful things joyful – this is our purpose, our north star that guides all we do. We infuse joy into our daily interactions, and we create products that are functional and joyful for our consumers.

Our values are foundational to our purpose and govern our collaborations with our colleagues, our partnerships with our customers, and our connection to our consumers. As we innovate for the future, these values are the beacon that keep us on course, defining our expectations—of our products, our company, and ourselves.
Through our “People First” value, we focus on building relationships and investing in our people and our communities. “Move Forward” means we are constantly trying, creating, and learning, and always striving to make timely decisions with intention and information. We “Listen Up and Speak Up” because we know that when good ideas are allowed to thrive, so will our business. Finally, we “Own It, Together” using the inherent power of our strong and diverse teams to bring new ideas to life.

EDGEWELL PERSONAL CARE COMPANY
6 Research Drive
Shelton, Connecticut 06484
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
The 2021 Annual Meeting of Shareholders of Edgewell Personal Care Company (the “Annual Meeting”) will be held at 8:30 a.m. Eastern Time on Thursday, February 4, 2021. In order to support the health and well-being of our colleagues and shareholders, this year’s meeting will be held as a virtual-only meeting via a live audio webcast at www.virtualshareholdermeeting.com/EPC2021.
The purpose of the meeting is:
(1)	to elect 11 directors to serve one-year terms ending at the 2022 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;
(2)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2021;
(3)	to cast a non-binding advisory vote on executive compensation; and
(4)	to act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.
You may vote if you were a shareholder of record on November 27, 2020. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:
•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-800-690-6903, using the identification number indicated on the notice of availability or proxy card mailed to you;
•	VISIT www.proxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;
•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR
•	VOTE at the virtual Annual Meeting.
This Notice, the Proxy Statement, and our 2020 Annual Report on Form 10-K have also been posted at www.proxyvote.com.
By Order of the Board of Directors,

Marisa Iasenza Chief Legal Officer & Corporate Secretary
December 21, 2020

GLOSSARY OF TERMS

Commonly Used Terms in this Proxy Statement
ASC	Accounting Standards Codification
Board	Edgewell’s Board of Directors
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CIC	Change in Control [Plan]
CPG	Consumer Packaged Goods
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization
EPS	Earnings Per Share
ESIP	Executive Savings Investment Plan
FASB	Financial Accounting Standards Board
FY	Fiscal Year
NEO	Named Executive Officer
NYSE	New York Stock Exchange
PRSE	Performance Restricted Stock Equivalents
PWC	PricewaterhouseCoopers LLP
RSE	Restricted Stock Equivalents
SEC	Securities and Exchange Commission
SERP	Supplemental Executive Retirement Plan
ZBS	Zero Based Spending

2020 PROXY SUMMARY
This summary highlights certain information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Performance Highlights

Annual Meeting of Shareholders

Shareholders as of November 27, 2020 (the “Record Date”) are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

| 2020 Proxy Statement	i

Voting Recommendations of the Board
Director Nominees (standing for election for a term expiring in 2022)
Name	Age	Director Since	Professional Background	Board Committees
Robert W. Black	61	2018	Executive Advisor Partner, Wind Point Partners and Chairman, RTIC	Audit, Corporate Governance
George R. Corbin	56	2018	Former Chief Digital Officer, Mars Inc.	Finance
Daniel J. Heinrich	64	2012	Former Executive Vice President and Chief Financial Officer, The Clorox Company	Compensation, Finance
Carla C. Hendra	64	2015	Chief Executive, Ogilvy Consulting Worldwide and Chief Digital Officer, The Ogilvy Group	Compensation, Corporate Governance
John C. Hunter, III	73	2005	Former Chairman, President and Chief Executive Officer, Solutia, Inc.	Non-Executive Chairman of the Board, Audit
James C. Johnson	68	2013	Former General Counsel, Loop Capital Markets LLC	Compensation, Corporate Governance
Rod R. Little	51	2019	President and Chief Executive Officer, Edgewell Personal Care Company
Joseph D. O’Leary	62	2018	Former President and Chief Operating Officer, Petsmart, Inc.	Audit, Finance
Rakesh Sachdev	64	2015	Former Chief Executive Officer, Element Solutions, Inc. (fka Platform Specialty Products Corporation)	Compensation, Finance
Swan Sit	43	2020	Consultant and Advisor, Swan Sit, LLC	Audit
Gary K. Waring	61	2018	Former Assurance Partner, Ernst & Young LLP	Audit, Corporate Governance
Independent Registered Public Accounting Firm
Our Board recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal year 2021.
Advisory Vote on Executive Compensation
Our Board recommends that shareholders approve, on a non-binding advisory basis, the compensation of our NEOs. Our Board recommends a FOR vote because it believes that our compensation program is effective in achieving our Company’s goals of recognizing financial and operating performance and leadership excellence and aligning our executives’ long-term interests with those of our shareholders.
ii	| 2020 Proxy Statement

Key Elements of our Fiscal 2020 Compensation Program
Our primary goal is to instill a “pay-for-performance” culture throughout our organization, with a significant portion of targeted compensation for our NEOs dependent upon achievement of performance goals aligned with operating results and execution of significant initiatives and forfeited if goals are not achieved. We seek to align the compensation received by our NEOs with the returns received by our shareholders.
•
Aggregate pay package. To maintain pay levels that are market competitive, our aggregate pay packages are targeted at the 50th percentile for our peer group. With over 75% of NEO compensation in variable incentives, actual compensation only exceeds the 50th percentile when our Company exceeds performance goals and creates commensurate shareholder value.

•
Cash bonus program. In fiscal year 2020 (“fiscal 2020”), the annual bonuses payable under our executive officer short-term incentive program were based on the following components related to the achievement of pre-determined Company targets:

○	Adjusted Net Sales growth (35% of the bonus target);
○	Adjusted EBITDA (40% of the bonus target); and
○	Adjusted Working Capital as a Percent of Net Sales (25% of the bonus target).
For the fiscal 2020 annual bonus program for our executive officers, the combined weighted payout for our NEOs participating in such plan was 75.9% of the target amount. See Appendix A for reconciliation and other information about these non-GAAP financial measures.
•
Restricted stock equivalent and stock option awards. In November 2019, we awarded PRSEs, time-vesting RSEs and stock options under our Amended and Restated 2018 Stock Incentive Plan (“A&R 2018 Plan”). In April 2020 certain NEOs also received a special retention grant comprised of time-vesting RSEs and PRSEs with the same performance goals as the November 2019 awards. This special retention award was granted to retain and incentivize our Company’s senior leadership to execute on the new business strategy and drive cultural change behind our new Purpose, Values and Behaviors. The PRSE awards will vest upon release of our earnings for the fiscal year ending September 30, 2022 based on achievement of the following three-year performance goals: cumulative Net Sales (50%) and cumulative adjusted EBITDA (50%). The time-vesting RSE awards will vest in equal installments on each of the first three anniversaries of the grant date. The stock option awards will vest in equal installments on each of the first three anniversaries of the grant date and have an exercise price equal to the closing market price of our common stock on the grant date ($31.44).

•
Supplemental retirement plans. Our executives participate in the retirement plans available to all employees. The supplemental retirement plans restore retirement benefits otherwise limited by federal law.

•
Severance plan. Our NEOs participate in an executive severance plan which provides them with certain benefits in the event of involuntary termination without cause or a voluntary termination for good reason. The plan was adopted as a means to attract and retain key executives in line with market practice at peer companies.

•
Severance and other benefits following a change in control. Our NEOs participate in a CIC plan which provides them with increased security and allows them to make decisions focusing on the interests of our shareholders. Executives are entitled to benefits in the event of a CIC only if they are involuntarily terminated without cause or resign for good reason following a CIC of our Company.

•	Perquisites. We provide to our executive officers certain perquisites, including financial planning services, term life insurance, long-term disability insurance, AD&D insurance and a wellness credit.
•	Other key compensation program features.
○	Executive share ownership requirements (five times base salary for CEO, and three times base salary for all other NEOs); and
○
Recoupment Policy which permits recovery of any incentive compensation paid to a current or former executive officer in the event of a material negative accounting restatement of our financial statements due to material non-compliance by our Company with any financial reporting requirements under the securities laws.

| 2020 Proxy Statement	iii

PROXY STATEMENT—VOTING PROCEDURES & VIRTUAL MEETING FAQS
YOUR VOTE IS VERY IMPORTANT
The Board is soliciting proxies to be used at the Annual Meeting. This Proxy Statement, the form of proxy and our 2020 Annual Report on Form 10-K will be available at www.proxyvote.com beginning on or about December 21, 2020. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders of record as of the Record Date, on or about December 21, 2020.
How to Receive Printed Materials
We have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery expedites shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 21, 2020, we will mail to many of our shareholders a Notice containing instructions on how to access our Proxy Statement and our 2020 Annual Report on Form 10-K online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice contains instructions on how to receive a paper copy of the materials.
Who Can Vote
Shareholders of Edgewell Personal Care Company (“Edgewell” or “Company”) common stock on November 27, 2020 may vote at the Annual Meeting and any adjournment or postponement thereof. On November 27, 2020, there were 54,525,037 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.
How You Can Vote
There are four voting methods for shareholders:

Voting by MAIL. If you received a paper copy of the proxy materials, and if you choose to vote by mail, then complete a proxy card, date and sign it, and return it in the postage-paid envelope provided.

Voting by TELEPHONE. You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day, seven days a week.

Voting by INTERNET. You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day, seven days a week.

Voting in PERSON at the virtual Annual Meeting (see Virtual Meeting FAQs below).
Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on February 3, 2021.
If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.
If you vote by telephone or via the Internet, you should not return a proxy card.
Who Counts the Votes
Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate shareholder votes. If you are a shareholder of record, and you choose to vote over the internet prior to the Annual Meeting or by telephone, Broadridge will access and tabulate your votes electronically, and if you have requested and received proxy materials by mail or email and choose to sign and mail your proxy card, your executed proxy card will be returned directly to Broadridge for tabulation. If you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name”) will return one proxy card to Broadridge on behalf of all its clients.
iv	| 2020 Proxy Statement

How You May Revoke or Change Your Vote
You can revoke your proxy at any time before it is voted at the Annual Meeting by:
•	sending written notice of revocation to our Corporate Secretary;
•	submitting another properly completed proxy by telephone, Internet or mail; or
•	attending the Annual Meeting and voting your shares electronically.
General Information on Voting
You are entitled to cast one vote for each share of common stock you own on the Record Date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.
The election of each director nominee, the ratification of our independent registered public accounting firm for fiscal year 2021 (“fiscal 2021”), and the approval of the executive compensation by non-binding vote, must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. Our Board adopted a director resignation policy on February 1, 2019, which policy will require that any director nominee who receives a number of votes cast in favor of their election that is less than a majority of the number of votes cast either for or against their election at the relevant meeting will tender their resignation from the Board. The policy also requires that if our Board decides not to accept such resignation, our Board will publicly disclose a detailed explanation of their decision within 60 days of the date such resignation is tendered. Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have voted in favor of a director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee.
While the shareholder vote on executive compensation is advisory and not binding on our Company, our Board and the Compensation Committee of our Board, which is responsible for administering our executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the votes when making future compensation decisions for our NEOs.
All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board.
If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, no other matters have been raised for consideration at the Annual Meeting.
Beneficial Owners and Broker Non-Votes
If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.
The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors and the advisory vote on executive compensation are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.
Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm. If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.
Such broker non-votes shall have no effect on the votes on election of directors or the advisory vote on executive compensation.
| 2020 Proxy Statement	v

Costs of Solicitation
We will pay for preparing, printing and mailing this Proxy Statement. Proxies may be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.
ANNUAL VIRTUAL SHAREHOLDER MEETING FAQs
How can I participate in the annual meeting?
Due to the continuing public health impact of the novel coronavirus 2019 (“COVID-19”) and to support the health and well-being of our directors, officers/employees and shareholders, we are holding our Annual Meeting in a virtual-only format. You are entitled to participate in the meeting only if you were an Edgewell Personal Care Company shareholder or joint holder as of the close of business on November 27, 2020 or if you hold a valid proxy for the Annual Meeting.
You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EPC2021. You will also be able to vote your shares electronically at the Annual Meeting. To participate, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
The meeting webcast will begin promptly at 8:30 a.m., Eastern time, on Thursday, February 4, 2021. Online access will begin at 8:00 a.m. Eastern time, and we encourage you to access the meeting prior to the start time.
The meeting will be recorded and available for replays at www.edgewell.com/ beginning February 5, 2021.
How can I ask a question during the Annual Meeting?
Registered and beneficial shareholders may submit questions during the meeting. If you wish to submit a question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/EPC2021 using the 16-digit control number and follow the instructions to submit a question.
What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or in the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
vi	| 2020 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS
Our Board currently consists of 12 members. All directors, except for Ms. Sit who was appointed to our Board in September 2020, have been previously elected by our shareholders. Ms. Sit’s addition to the Board resulted from a successful search for a candidate who would bring diversity and skills valuable to help us execute on our go-forward strategy.
Eleven directors will be elected at the Annual Meeting to serve for a one-year term expiring at our 2022 annual meeting of shareholders (“2022 Annual Meeting”). R. David Hoover, who has served as a director of our Company since 2000, has decided to retire from the Board and is not standing for re-election when his term expires on the eve of this year’s annual meeting. Following Mr. Hoover’s retirement, our Board will be reduced from 12 to 11 directors. Our Board has nominated Messrs. Black, Corbin, Heinrich, Hunter, Johnson, Little, O’Leary, Sachdev and Waring and Mss. Hendra and Sit for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for the one-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified.
We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person our Board may nominate in his or her place, unless you indicate otherwise.
Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.
Our Board adopted a director resignation policy on February 1, 2019, which requires that any director-nominee who receives a number of votes cast in favor of their election that is less than a majority of the number of votes cast either for or against their election at the relevant meeting will tender their resignation from our Board. The policy also requires that should our Board decide not to accept such resignation, the Board will publicly disclose a detailed explanation of their decision within 60 days of the date such resignation is tendered. The policy is set forth within our Company’s Corporate Governance Principles, which is available on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Corporate Governance Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF OUR COMPANY.

Board Refreshment Since 2015

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INFORMATION ABOUT NOMINEES FOR DIRECTOR
Please review the following information about the nominees, who are all standing for election at this meeting for a term expiring at the 2022 Annual Meeting.
Director since 2018 Board Committees: • Audit • Corporate Governance
Robert W. Black

Mr. Black brings extensive international business, digital commerce, strategy, operations and innovation experience to our Board. At Kimberly-Clark, he led the portfolio reconstruction, reinvigoration and reorganization of the company’s international businesses. Mr. Black led the transformation of the Steelcase International business through acquisitions, rationalized branding, reconfiguration of the organization and the launch of new products. Mr. Black is the Chairman of RTIC Outdoors, LLC, a direct-to-consumer retailer of outdoor gear.

Mr. Black does not currently serve on any other public company boards.

	Current and Previous Experience • Wind Point Partners (since 2013) • Executive Advisor Partner • Kimberly-Clark (2006-2012) • Group President • Chief Strategy Officer and Chief Innovation Officer	Past Public Company Boards • Annie’s, Inc. (2014-2015) Education • Bachelor’s degree in Management, State University of New York at Buffalo • MBA, Harvard Business School

Director since 2018 Board Committees: • Finance
George R. Corbin

Mr. Corbin brings extensive disruptive innovation, digital commerce, digital strategy, marketing, business transformation, international business and operations experience to our Board. He has served as Chief Digital Officer and top digital executive for some of the world’s most iconic brands, including Mars Inc. where he served in a non-director capacity on the board’s Digital Subcommittee and also as Chief Digital Officer. Prior to Mars, Inc. he led Marriott International’s $13.5 billion digital business and the company’s global-scale digital transformation.

Mr. Corbin does not currently serve on any other public company boards.

Current and Previous Experience
• NextGen Venture Partners (since 2019)
 • Venture Partner
• Mars Inc. (2017-2019)
 • Chief Digital Officer
• Marriott International (2002-2017)
 • Senior Vice President, Digital
 • Vice President, Digital Strategy, Global eMarketing, Global eCommerce Services
& International eCommerce
 • Vice President Digital Strategy
Education • BS degree, University of California Davis • MBA, Harvard Business School

2	| 2020 Proxy Statement

Director since 2012 Board Committees: • Compensation • Finance
Daniel J. Heinrich

Mr. Heinrich brings extensive knowledge of and experience in the global consumer-packaged goods industry, strategy, mergers and acquisitions, business development, operations, treasury, financial management, information technology, risk management, accounting principles and financial reporting rules and regulations to our Board. Mr. Heinrich retired as the Chief Financial Officer of The Clorox Company in 2011. Mr. Heinrich also brings to our Board valuable experience as a public company director.

Previous Experience • The Clorox Company (2001-2011) • Executive Vice President and Chief Financial Officer
Public Company Boards
• Aramark, Inc. (since 2013)
 • Audit Committee (Chair)
 • Finance Committee
• Ball Corporation (since 2016)
 • Audit Committee
 • Human Resources Committee
Education
• BS in Business Administration, U.C. Berkley
• MBA, Saint Mary’s College of California
• CPA, State of California, Inactive

Director since 2015 Board Committees: • Compensation • Corporate Governance
Carla C. Hendra

Ms. Hendra brings to our Board extensive experience in marketing, advertising and strategic consulting which gives her insights into commercial issues such as brand strategy, digital marketing, data and analytics, and long-term planning. Ms. Hendra currently leads Ogilvy Consulting Worldwide, the global strategy consulting and innovation arm of Ogilvy. She is also Chief Digital Officer of The Ogilvy Group. Ms. Hendra has led two acquisitions for Ogilvy: The Lacek Group loyalty specialists, and Leopard, a sales enablement group which is now part of Ogilvy USA.

Current and Previous Experience
• Ogilvy Consulting Worldwide (formerly
OgilvyRed) (since 2011)
 • Chief Executive Officer
 • Global Chairman (through 2017)
• The Ogilvy Group (since 2015)
 • Chief Digital Officer

Public Company Boards
• Caleres, Inc. (formerly Brown Shoe
Company, Inc.) (since 2005)
 • Nominating & Governance Committee
Education
• BA in Humanities, University of Chicago
• Textile Design, Fashion Institute of
Technology, New York City

| 2020 Proxy Statement	3

Director since 2005 Non-executive Chairman since March 2019 Board Committees: • Audit
John C. Hunter, III

Mr. Hunter was elected as our Non-Executive Chairman of the Board upon the retirement of David Hatfield in March 2019. He brings to our Board insightful risk management experience, and his extensive experience as a director also provides him with insight into effective compensation plan design and a thorough understanding of current issues, trends and concerns in executive compensation. Mr. Hunter retired from Solutia, Inc. in 2004. During his career with Solutia and its former parent company, Monsanto Company, he gained many years of experience in the specialty chemicals business and obtained an in-depth knowledge of environmental, regulatory and sustainability issues.

Mr. Hunter does not currently serve on any other public company boards.

	Previous Experience • Solutia, Inc., division of Monsanto Company (1999-2004) • Chairman, President and Chief Executive Officer	Past Public Company Boards • KMG Chemicals, Inc. (2014-2019) • Penford, Inc. (2014-2019) • Hercules/Ashland (2008-2016) Education • BSChE, Georgia Institute of Technology • MBA, University of Houston

Director since 2013 Board Committees: • Compensation • Corporate Governance, Chair
James C. Johnson

Mr. Johnson brings to our Board extensive executive management and leadership experience as the General Counsel of a financial services firm; and as the former Vice President, Corporate Secretary and Assistant General Counsel of aerospace and defense firms. Mr. Johnson retired as the general counsel of Loop Capital Markets LLC, a financial services firm, in December 2013. As a former general counsel, Mr. Johnson brings strong legal, compliance, risk management, corporate governance and executive compensation plan design experience to our Board.

Previous Experience • Loop Capital Markets LLC (2010-2013) • General Counsel
Public Company Boards
• Energizer Holdings, Inc. (since 2015)
 • Governance Committee (Chair)
• Ameren Corporation (since 2005)
 • Compensation Committee
 • Governance Committee
• HanesBrands Inc. (since 2006)
 • Compensation Committee
 • Governance Committee
Education
• BA & J.D., University of Pennsylvania
• Certificate, Cybersecurity Oversight from the NACD

4	| 2020 Proxy Statement

Director since 2019
Rod R. Little

President and Chief Executive Officer, Edgewell Personal Care Company
(since March 2019)

Mr. Little has been our President and Chief Executive Officer since March 2019. From March 2018 to March 2019, he was our Chief Financial Officer. Mr. Little brings to our Board more than 20 years of global experience in CPG organizations, significant public company experience and a strong track record of driving results. As our CFO, he was responsible for the global finance and IT organizations. This combination of experience and deep industry knowledge allow Mr. Little to bring unique insights and perspectives to our Board.

Mr. Little does not currently serve on any other public company boards.

Previous Experience
• HSN, Inc. (2017)
 • Chief Financial Officer
• Elizabeth Arden (2014-2016)
 • Executive Vice President &
Chief Financial Officer
• Procter & Gamble (1997-2014)
 • Various Finance positions
Education • Bachelor’s degree in Business Management, United States Air Force Academy • MBA in Finance, University of Pittsburgh

Director since 2018 Board Committees: • Audit • Finance
Joseph D. O’Leary

Mr. O’Leary brings to our Board his extensive experience in global supply chain operations, marketing and merchandising. He also provides insightful expertise in executive management and leadership to our Board. Mr. O’Leary retired as the President and Chief Operating Officer of Petsmart, Inc. in 2014. While at Petsmart he served in key leadership roles at various corporate and functional levels, including merchandising, marketing, supply chain and strategic planning.

Previous Experience
• Petsmart, Inc. (2006-2014)
 • President and Chief Operating Officer
 • Senior Vice President, Supply Chain
Past Public Company Boards
• Big Heart Pet (2014-2015)
• Petsmart, Inc. (2015-2019)

Public Company Boards
• Francesca’s Holdings Corporation
(since 2013)
 • Audit Committee
 • Finance Committee
• Sprouts Farmers Market, Inc. (since 2017)
 • Nominating Committee
 • Governance Committee
Education
• BA in Business, University of Portsmouth,
Portsmouth, England
• Sr. Executive Program, Columbia University
• Director’s Consortium, Stanford University

| 2020 Proxy Statement	5

Director since 2015 Board Committees: • Compensation, Chair • Finance
Rakesh Sachdev

Mr. Sachdev brings experience as both a chief executive officer and chief financial officer to our Board. As a previous CEO of two public companies, he brings skills and valuable expertise in global management, mergers and acquisitions, and finance. His knowledge of operations, finance, accounting principles and financial reporting rules and regulations, his experience in evaluating financial results and generally overseeing the financial reporting processes of a large public company, provide substantial insights to our Board. In the past, Mr. Sachdev has served as the Chairman of the Federal Reserve Bank of St. Louis.

Previous Experience
• Element Solutions, Inc. (formerly Platform Specialty Products Corporation)
(2016-2019)
 • Chief Executive Officer
• Sigma-Aldrich Corporation (2008-2015)
 • President and Chief Executive Officer
 • Chief Financial Officer and Chief
Administrative Officer
Past Public Company Boards
• Element Solutions, Inc. (2019-2020)
• Sigma Aldrich Corporation (2010-2015

Public Company Boards
• Axalta Coating Systems (since 2020)
 • Compensation Committee
 • Governance Committee
• Regal Beloit Corporation (since 2007)
 • Compensation Committee
• Avantor, Inc. (since 2019)
 • Compensation Committee
 • Audit Committee )
Education
• B.Tech in Mechanical Engineering, Indian
Institute of Technology, Delhi
• MBA, Indiana University, Bloomington
• MS in Mechanical Engineering, University of Illinois at Urbana-Champaign

Director since 2020 Board Committees: • Audit
Swan Sit

Ms. Sit brings extensive experience in digital transformation, digital strategy, marketing, and disruptive innovation to our Board. Ms. Sit currently acts as an independent business consultant to a number of private and public companies on various digital, marketing and strategic initiatives. In her prior roles, Ms. Sit has built front-end consumer experiences across ecommerce, omnichannel, mobile, media, social, apps and innovation as well as integrated back-end operations.

Previous Experience
• Nike (2018-2019)
 • Vice President, Global Digital Marketing
 • Vice President, Digital Capabilities,
Business Operations & Service
• Revlon & Elizabeth Arden (2015-2017)
 • Vice President, Global Digital
• Estee Lauder Company (2010-2015)
 • Executive Director, Strategy & Planning, Online

Public Company Boards
• Novabay Pharmaceuticals (since 2019)
 • Nominating & Corporate Governance
 • Compensation Committee
 • Audit Committee
Education
• BA, Economics, Harvard University
• MBA, Columbia Business School

6	| 2020 Proxy Statement

Director since 2018 Board Committees: • Audit, Chair • Corporate Governance
Gary Waring

Mr. Waring brings to our Board extensive knowledge in financial accounting and reporting and the development of internal controls over financial reporting, as well as experience in strategic consulting and advising with acquisitions, divestitures, restructurings, and regulatory matters. Mr. Waring retired from Ernst & Young LLP in 2017 after serving more than 35 years with the firm in various positions including coordinating audit and business advisory services for more than 200 clients in the consumer products, retail, distribution, manufacturing and technology industries. Mr. Waring does not currently serve on any other public company boards.

	Previous Experience • Ernst & Young LLP (1981-2017) • Assurance Partner	Education • BA, Accounting, Wittenberg University • Retired CPA • Former Member, American Institute of Certified Public Accountants • Former Member, California Society of Certified Public Accountants

| 2020 Proxy Statement	7

THE BOARD OF DIRECTORS AND EDGEWELL’S CORPORATE GOVERNANCE
STANDING COMMITTEES AND MEETINGS
	Board	Audit	Corporate Governance	Compensation	Finance
Meetings held in Fiscal 2020	9	6	8	8	4
Audit Committee: Our Audit Committee reviews Edgewell’s auditing, accounting, financial reporting and internal control functions. The committee is also responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Audit Committee also receives reports from the head of our internal audit department. Our Board has determined that all members of our Audit Committee are independent and financially literate in accordance with the criteria established by the SEC and the NYSE. Our Board has elected Gary K. Waring as chair of the Audit Committee and has determined that Mr. Waring is an audit committee financial expert, as defined by SEC guidelines. The Audit Committee’s charter can be viewed on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Audit Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.
Compensation Committee: Our Compensation Committee sets the compensation of our executive officers, administers our incentive stock plans and grants equity-based awards, including performance-based awards, under those plans. The committee also administers and approves performance-based awards under our executive officer bonus plan, establishes performance criteria for performance-based awards, monitors management compensation and benefit programs, and reviews principal employee relations policies. Our Compensation Committee also has responsibility for reviewing a risk assessment of our compensation policies and practices. Our Board has determined that all members of our Compensation Committee are non-employee directors and are independent, as defined in the listing standards of the NYSE. No member of the Compensation Committee is or has been an officer or employee of our Company or any of our subsidiaries. In addition, no member of the committee had any relationships with our Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC. At the beginning of each fiscal year, the Compensation Committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our chief human resources officer. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee on the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, see “Executive Compensation—Compensation Discussion and Analysis.” The Compensation Committee’s charter can be viewed on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Compensation Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.
Corporate Governance Committee: Our Corporate Governance Committee is responsible for recommending to our Board nominees for election as directors, as well as committee memberships and compensation and benefits for directors. Meridian advises the committee during its review of compensation for our non-employee directors. The committee also has responsibility for administering our stock ownership guidelines for non-executive directors, conducting the annual self-assessment process of our Board and committees, and reviewing our Corporate Governance Principles and committee charters. Our Corporate Governance Committee also monitors our Company’s positions and responses to significant public policy issues, including our compliance with applicable laws, and our actions in furtherance of our Company’s corporate social responsibility objectives. Our Board has determined that all members of our Corporate Governance Committee are non-employee directors, and are independent, as defined in the listing standards of the NYSE. The Corporate Governance Committee’s charter can be viewed on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Corporate Governance Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.
8	| 2020 Proxy Statement

Finance Committee: Our Finance Committee reviews our financial condition, objectives and strategies, including our capital allocation strategy, and acquisitions and other major transactions, and makes recommendations to our Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance. The Finance Committee’s charter can be viewed on our website, www.edgewell.com, click on “Investors,” then “Corporate Governance,” then “Finance Committee Charter.” Information on our website does not constitute a part of this Proxy Statement.
During fiscal 2020, all directors attended 75% or more of our Board meetings and meetings of the committees on which they served at the time of their period of service. Under our Corporate Governance Principles, each director is highly encouraged to attend our annual meeting of shareholders each year. All directors in office during the 2020 Annual Meeting of Shareholders attended the meeting.
| 2020 Proxy Statement	9

CORPORATE GOVERNANCE, RISK OVERSIGHT, SUSTAINABILITY
AND DIRECTOR INDEPENDENCE

Board Stucture and Practices

- Our Board has an independent chairman
- Each of our Board members is elected annually
- We have majority voting for our director elections
- 10 of our 11 Board nominees are independent
- We have adopted proxy notice and access
- Our independent directors meet frequently in executive session
- Our Board and committees engage in annual self-assessments
- Our Board continuously assesses refreshment
- Our directors' service is limited by age

Risk Management and Compensation

- Our Board actively oversees our risk management practices, fostering a risk-aware culture while encouraging thoughtful risk taking
- Our Code of Conduct and Insider Trading Policy prohibit inappropriate trading activites, including hedging and pledging arrangements
- We have stock ownership requirements for Executive Leadership Team members and guidelines for directors
- Our Board is actively engaged in managing talent and long-term succession planning

Social Responsibilities and Other Shareholder Concerns

- We engage with our shareholders on key issues
- We post a Sustainable & Ethical Operations Report on our website
- We have articulated on our website our commitment to sustainability, gender equality and diversity
- We have adopted a "Whistle blower" policy prohibiting company employees from retaliating or taking adverse action against anyone for raising a concern

10	| 2020 Proxy Statement

Risk Oversight and Risk Management
Our Board, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The risk oversight activities of our Board and committees are informed by our management’s risk assessment and risk management processes. Our Board’s role in risk oversight is consistent with our Company’s leadership structure, with management having day-to-day responsibility for assessing and managing our Company’s risk exposure and our Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing our Company.

Performs a central oversight role with respect to financial and compliance risks and meets with our independent auditors outside the presence of senior management. It also regularly receives reports regarding our internal controls and compliance risks viewed as most significant, along with management’s processes for seeking to maintain compliance within an internal controls environment.
Responsible for conducting appropriate reviews of compensation practices as they relate to risk management.
Responsible for oversight of financial and risk management strategy and practices and capital allocation. Periodically reviews our Company’s significant financial exposures, overall risk management plans, and major insurance policies.

Responsible for identifying persons qualified to serve as members of the Board and reporting to the Board on prospective candidates, as well as recommending Board Committee assignments. It also routinely monitors corporate governance developments and trends and oversees our Company’s positions and responses to significant public policy issues.

Business Practices and Standards of Conduct
Our Business Practices and Standards of Conduct are designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of company resources, and promoting a harassment-free work environment. It also addresses certain legal and ethical facets of integrity in business dealings with suppliers, customers, investors and the governments that regulate us. We assess global compliance with this policy annually.
| 2020 Proxy Statement	11

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with Edgewell. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.
Sustainability
Since we began our company journey in 2015, Edgewell has made steady progress towards becoming a more sustainable company. We are committed to continuous improvement, and applying this vision across our business, from the way that we all work together to the way that we develop and distribute our products.
We are committed to driving sustainable innovation across our brands and using them to enable and inspire responsible consumption. This means designing our products in ways that not only meet, but in some cases exceed, stringent safety standards from major regulatory agencies around the world.
Our global operations and supply chain encompass how we source ingredients, raw materials and components from suppliers; how we use these to manufacture products; how we manage our production facilities; and how we ship our products to retailers so that consumers can, in turn, buy and enjoy them. As we continuously improve our environmental practices and expand our sustainability efforts, we will grow our overall business and better serve our customers and consumers.
We strive to embed a culture of respect and responsibility in our Company. We do this through progressive human resources policies, learning and development, recruitment and hiring, workplace health and safety and community engagement and support activities.
At the core of our sustainability efforts are three pillars:

Sustainability is embedded in the core of our business model, and our sustainability strategy supports our Company’s business strategy, enabling us to connect and build trust with all our stakeholders, including our customers, consumers, colleagues and shareholders.
Committee Charters, Governance and Codes of Conduct
The charters of the committees of our Board and our Corporate Governance Principles have been posted on our website at www.edgewell.com, under “Investors,” then “Corporate Governance.” Information on our website does not constitute part of this Proxy Statement. Our code of business conduct and ethics applicable to the members of our Board, as well as the code applicable to our officers and employees, have also been posted on our website.
Copies of the committee charters, the Corporate Governance Principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to our Corporate Secretary, Edgewell Personal Care Company, 6 Research Drive, Shelton, Connecticut 06484.
12	| 2020 Proxy Statement

Director Independence
Our Corporate Governance Principles, adopted by our Board, provide that a majority of our Board, and the entire membership of the Audit, Compensation and Corporate Governance Committees of our Board, will consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on our Board.
A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, our Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:
•
within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•
(i) the director is a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•
any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following business and professional relationships will be considered material:
•
a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•
a director or an immediate family member, during any 12-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1 million or 2% of such organization’s total charitable receipts;

•	a director is a partner of, or of counsel to, a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or
•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.
For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.
Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with our Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and our Company, our senior management and our independent auditor.
| 2020 Proxy Statement	13

Pursuant to that review, our Board considered the independence of:
•
James Johnson, as Mr. Johnson serves on the board of directors of HanesBrands Inc. Our Company and HanesBrands Inc. each own 50% of Playtex Marketing Corporation, which holds certain Playtex brand trademarks. Our Board determined that Mr. Johnson’s membership on the HanesBrands Inc. board does not impact his independent status on our Board.

Our Board also determined that no arrangement or understanding exists between any director or executive officer of our Company and any other person pursuant to which any of them were selected as a director or executive officer. Accordingly, based on the responses to the 2020 questionnaire and the results of its review, our Board has affirmatively determined that all directors, other than Rod Little, are independent from management.
Director Nominations
The Corporate Governance Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate our Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives, plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of our Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to our Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although our Company does not have a formal policy with respect to diversity matters, our Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing our Board’s composition. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.
The Corporate Governance Committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to our Board’s established criteria, and evaluates the potential for a conflict of interest between the director and our Company.
Historically, when vacancies have occurred, or when our Board determined that increasing its size was appropriate, candidates have been recommended to the committee by other Board members or the chief executive officer, or the Board has engaged the services of a recruitment firm to assist with conducting a search. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management, or candidates identified by a recruitment firm. Shareholders who wish to suggest an individual for consideration for election to our Board of Directors may submit a written nomination to our Corporate Secretary, Edgewell Personal Care Company, 6 Research Drive, Shelton, Connecticut 06484, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on our Board. A description of factors qualifying or recommending the nominee for service on our Board would also be helpful to the Corporate Governance Committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to our Board for its consideration.
Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See “Shareholder Proposals for the 2022 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting but will not be included in our Company’s proxy materials prepared for the meeting.
14	| 2020 Proxy Statement

Stock Ownership Guidelines
In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual base retainer, excluding any supplemental amounts for the roles of chairman and committee chair. New directors are given a period of five years to attain full compliance with these requirements. While a director is not in compliance with the applicable requirement, including, without limitation, if a director falls below the applicable requirement after attaining the applicable level of ownership solely due to a decline in the value of our common stock, such director is prohibited from selling any of our common stock, including shares acquired through the exercise of stock options (except for shares withheld to pay any applicable tax liability or the exercise price of the stock options). Notwithstanding the preceding sentence, this holding requirement is not applicable until the compliance deadline for a particular director.
For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan or our deferred compensation plan.
Communicating Concerns to our Board
We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chairman of our Audit Committee, in care of our Corporate Secretary at our headquarters address, 6 Research Drive, Shelton, Connecticut 06484. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to the chairman of our Corporate Governance Committee, in care of our Corporate Secretary at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Corporate Secretary at our headquarters address.
Our “whistleblower” policy prohibits our Company or any of our employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Navex Global’s EthicsPoint, our external service provider, toll-free at 855-405-6557, or by leaving a message at our confidential web address: www.edgewell.ethicspoint.com.
| 2020 Proxy Statement	15

DIRECTOR COMPENSATION
We provided several elements of compensation to our directors for service on our Board during fiscal 2020. The Corporate Governance Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Compensation Benchmarking,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian.
Elements of Non-Employee Director Compensation for Fiscal 2020
Compensation Elements	Compensation Amounts
Annual Retainer (1)	$100,000
Chairman of the Board Annual Retainer	$115,000
Committee Chair Annual Retainer
Audit Committee	$20,000
Compensation Committee	$20,000
Finance Committee	$20,000
Corporate Governance Committee	$20,000
Annual Restricted Stock Equivalent Award (2)	$125,000
New Director Restricted Stock Equivalent Award (3)	$100,000
(1)
All non-employee directors receive an annual retainer for serving on our Board and its committees. Mr. Little receives no compensation for his service on our Board other than his compensation as the President and Chief Executive Officer of our Company.

(2)
All non-employee directors received an annual restricted stock equivalent award under our 2018 A&R Plan immediately following the annual meeting of shareholders. This award vests one day prior to the following year’s annual meeting. Directors have the option to defer the delivery of shares upon vesting of this award.

(3)	New non-employee directors that may be appointed or elected to our Board receive an initial restricted stock equivalent award. This award vests three years from the date of grant.
Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (i) the Edgewell common stock unit fund, which tracks the value of our common stock; or (ii) the prime rate option, under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.
16	| 2020 Proxy Statement

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2020
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Robert W. Black	$100,000	$125,000	$0	$225,000
George R. Corbin	$100,000	$125,000	$0	$225,000
Daniel J. Heinrich (4)	$106,667	$125,000	$0	$231,667
Carla C. Hendra	$100,000	$125,000	$0	$225,000
R. David Hoover	$120,000	$125,000	$0	$245,000
John C. Hunter, III	$217,917	$125,000	$0	$342,917
James C. Johnson	$120,000	$125,000	$0	$245,000
Joseph D. O’Leary	$100,000	$125,000	$0	$225,000
Rakesh Sachdev (4)	$113,333	$125,000	$0	$238,333
Swan Sit (5)	$8,333	$152,083	$0	$160,416
Gary K. Waring	$120,000	$125,000	$0	$245,000
(1)	This column reflects retainers earned during fiscal 2020.
(2)
This column reflects the aggregate grant date fair value, in accordance with FASB, ASC Section 718, of the RSE awards granted on February 6, 2020 under our 2018 A&R Plan as described in the narrative above. Refer to “Note 13. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for further discussion. The number of unvested RSEs held by our directors as of September 30, 2020, was as follows: Messrs. Heinrich, Hoover, Hunter, Johnson, Sachdev and Ms. Hendra, 3,944 each; Ms. Sit, 5,007; Messrs. Black and Corbin, 6,029 each; and Messrs. O’Leary and Waring, 6,108 each. The number of vested RSEs deferred until retirement from our Board held by our directors as of September 30, 2020, was as follows: Mr. Heinrich, 13,306; Ms. Hendra, 6,731; Mr. Hoover, 16,895; Mr. Hunter, 8,273; Mr. Johnson, 11,789; Mr. O’Leary, 3,156; Mr. Sachdev, 9,887; and Mr. Waring, 3,832. Currently, Messrs. Black and Corbin and Ms. Sit have no vested deferred RSEs. Ms. Sit received RSE awards after she became a member of our Board on September 2, 2020.

(3)	The following items are not included within the above disclosure of director compensation:
(i)
The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of our Company. We do not obtain a specific policy for each director or for the directors as a group.

(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings.
(iii)
The directors may make requests for contributions to charitable organizations from our Company’s charitable trust, which we have funded from time to time. The trustees of that trust, all of whom are employees of our Company, have determined to honor such requests that are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust and are not made in the name of the requesting director. Our Company will continue to honor requests under the charitable trust guidelines as long as funds exist at an appropriate level to do so.

(iv)	The non-employee directors may be provided from time to time with samples of our products with an incremental cost of less than $50.
(4)
Mr. Heinrich received pro-rata payments in the first quarter of calendar year 2020 for his position as Compensation Committee Chair which he held until February 6, 2020. Mr. Sachdev received a pro-rata payment in the first quarter of calendar year 2020 for his position as Compensation Committee Chair to which he was appointed February 6, 2020.

(5)
Ms. Sit received pro-rata fee payments as she was not a director for the full first quarter of her service. She received a sign-on grant with a value of $100,000 plus a pro-rata annual grant with a value of $52,083.

| 2020 Proxy Statement	17

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
Our Audit Committee, in accordance with authority granted in its charter by our Board, appointed PricewaterhouseCoopers LLP as our Company’s independent auditor for the 2020 fiscal year. PWC has served as our independent auditor since 2000, and PWC has begun certain work related to the 2021 fiscal year audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. Our Board and the Audit Committee believe that the retention of PWC to serve as independent auditor is in the best interests of our Company and shareholders. In making this determination, our Board and the Audit Committee considered a number of factors, including:
•	Audit Committee members’ assessment of PWC’s performance;
•	Management’s assessment of PWC’s performance;
•	PWC’s independence and integrity;
•	PWC’s fees and the quality of services provided to Edgewell; and
•	PWC’s global capabilities and knowledge of our global operations.
A representative of PWC will be present at the Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.
Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this matter. Although this vote will not be binding, in the event our shareholders fail to ratify the appointment of PWC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and shareholders.
Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.
THE MEMBERS OF THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
PWC AS OUR INDEPENDENT AUDITOR FOR FISCAL YEAR 2021.
Audit Committee Pre-Approval Policy
The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the Audit Committee. The chairman of the Audit Committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the Audit Committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The Audit Committee approved all services provided by PWC during fiscal 2020 and fiscal 2019.
18	| 2020 Proxy Statement

Services Provided by PricewaterhouseCoopers LLP
The following table discloses fees paid to PWC for the following professional services rendered during the last two fiscal years:
•
Audit Fees—These are fees for professional services performed by PWC for the audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our 10-Q filings, and audit services that are normally provided in connection with statutory and regulatory filings or engagements.

•
Audit-Related Fees—These are fees for assurance and related services performed by PWC that are reasonably related to the performance of the audit or review of our financial statements. This includes: equity and debt offering related services; due diligence related to mergers and acquisitions; internal control reviews; attestations by PWC that are not required by statute or regulation; and consulting on financial accounting and reporting standards.

•
Tax Fees—These are fees for professional services performed by PWC with respect to tax compliance, tax advice and tax planning. This includes: preparation of original and amended tax returns for Edgewell and our consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

Fees Paid to PricewaterhouseCoopers LLP (in thousands)
Type	FY 2019	FY 2020
Audit Fees	$3,016	$2,918
Audit-Related Fees	15	145
Tax Fees	168	171
Total Fees	$3,199	$3,234
| 2020 Proxy Statement	19

AUDIT COMMITTEE REPORT

The Audit Committee of Edgewell’s Board of Directors assists the Board in its oversight of corporate governance by overseeing the quality and integrity of Edgewell’s accounting, auditing, and reporting practices. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available at Edgewell’s Investor Relations site, http://ir.edgewell.com/, under “Corporate Governance.” The Audit Committee consists entirely of non-employee directors that are independent, as required by the listing standards of the NYSE and the rules and regulations of the SEC. Further, the Board has determined that Mr. Waring is an audit committee financial expert, as defined by SEC guidelines.

Management is responsible for the Company’s internal controls and the financial reporting process. Edgewell’s independent accountants, PWC, are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes on behalf of the Board.

The Audit Committee has oversight responsibilities for reviewing the services performed by PWC and retains sole authority to select, evaluate and replace the outside auditors. In fulfilling its oversight responsibilities, the committee discusses PWC’s overall scope and execution of the annual audit, as well as other matters required to be discussed by PCAOB auditing standards. The Audit Committee is responsible for approval of the proposed audit fees and annually evaluates the qualifications, performance and independence of PWC and its lead audit partner. Further, in conjunction with the mandated rotation of the independent auditor’s lead audit partner, the Audit Committee is directly involved in the selection of the new lead audit partner.

The Audit Committee has received the written disclosures from PWC required by the applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence of PWC with members of that firm. In doing so, the committee considered whether the non-audit services provided by PWC were compatible with its independence. The committee concluded that the independent auditors’ independence has not been impaired.

The Audit Committee selected PWC as the Company’s independent registered public accountants for fiscal year 2021, subject to shareholder ratification. PWC has served as the Company’s independent registered public accounting firm since 2000, and fiscal year 2021 is the first year for the current lead partner who will rotate off after completion of the fiscal year 2025 audit. The Audit Committee considered several factors in selecting PWC, including the firm’s independence and internal quality controls, the overall depth of talent, their experience with the Company’s industry, their familiarity with the Company’s business and internal control over financial reporting, as well as the potential impact of changing independent auditors.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2020, management of the Company has represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles. The committee has met with management, the internal auditors and PWC, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements, reasonableness of significant accruals, reserves and allowances, critical accounting policies and estimates and risk assessment.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2020 be included in the Company’s Annual Report on Form 10-K for that year for filing with the SEC.

Respectfully submitted, Gary K. Waring, Chairperson Robert W. Black John C. Hunter, III Joseph D. O’Leary Swan Sit

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

20	| 2020 Proxy Statement

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We encourage shareholders to review the “Compensation Discussion and Analysis” for details regarding our executive compensation programs. Our shareholder advisory vote on executive compensation was approved by a significant majority of shareholders, with approximately 76% of the votes cast in favor of the advisory resolution at our 2020 Annual Meeting of Shareholders.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices that we use. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. For a more detailed discussion of our fiscal 2020 compensation program, see “Executive Compensation – Compensation Discussion and Analysis.”
In particular, during fiscal 2020, the Compensation Committee:
•	Established a short-term performance incentive plan for fiscal 2020 for the NEOs that provided an annual cash bonus based upon satisfaction of performance targets measured under multiple metrics:
○	Adjusted Net Sales growth to reward top-line growth and strong operating performance;
○	Adjusted EBITDA to encourage the executives to deliver on bottom-line results; and
○	Adjusted Working Capital as a Percent of Net Sales to encourage improved management of working capital.
This short-term incentive program resulted in a combined weighted payout of 75.9% (see page 32 for further information) of the target bonus amount for our executive officers based on outcomes under these performance metrics, reinforcing our pay-for-performance philosophy.
•
Approved long-term incentive plan grants of performance-based and time-based RSEs and stock options. The PRSEs are subject to satisfaction of specified Cumulative Net Sales and Cumulative Adjusted EBITDA performance targets for the three fiscal year period ending with our Company’s 2022 fiscal year. With over two-thirds of the value of the long-term incentive awards consisting of PRSEs and stock options, the Compensation Committee believes it has emphasized our compensation principle of ‘alignment with shareholder interests,’ with our executives’ long-term incentive compensation tied directly to successful Company performance and creating value for shareholders.

Our Board believes our Company’s overall compensation program and practices support the Company’s compensation philosophy and business strategy. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:
RESOLVED, that the shareholders of Edgewell approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.
Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the advisory vote on executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT
UNDER “EXECUTIVE COMPENSATION.”
| 2020 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
The following narratives and tables discuss the compensation paid in fiscal 2020 to our CEO, CFO, and our other three most highly compensated executive officers serving at the end of fiscal 2020, whom we refer to collectively as our “named executive officers.” This includes:
NEO	Role
Rod R. Little	President and Chief Executive Officer
Daniel J. Sullivan	Chief Financial Officer
Colin A. Hutchison	Chief Operating Officer
John N. Hill	Chief Human Resources Officer
Marisa B. Iasenza	Chief Legal Officer and Corporate Secretary
We ended 2020 with the following key financial results:

While Fiscal 2020 was a challenging year for Edgewell due to the COVID-19 pandemic, we continued to execute on several transformative initiatives, including introducing a new corporate culture, continuing to make investments in our digital transformation, and closing on the acquisition of Cremo Company, LLC. Despite the significant COVID-19 challenges we faced, our Compensation Committee did not provide any relief from the impact of COVID-19 on our financial performance and, as a result, no COVID-19 related adjustments were made to either the annual incentive plan or the long term incentive plan payouts. Our results for the 2020 fiscal year exceeded the threshold targets we set for our annual incentive plan, generating a payout of 75.9%. See Appendix A for reconciliation and other information about these non-GAAP financial measures.
Fiscal Year 2020 Highlights:
Portfolio Transformation
Fiscal 2020 saw us continue to focus on re-shaping and simplifying our brand portfolio while shifting to a consumer and brand-led focus through further investing in growth in support of our strong stable of brands, including Schick®, Wilkinson Sword®, Banana Boat®, Hawaiian Tropic® and Playtex®, as well as our newer brands, including Bulldog®, Jack Black® and Cremo®. We remain confident that re-defining our product portfolio with the goal of creating a strong, consumer-focused CPG company, reinforced by a robust and compelling innovation program, will be the key to growth and value creation. To that end, fiscal 2020 saw continued simplification and strengthening of our brand architecture in our wet shave and sun care categories, with our Schick and Wilkinson Sword master brands and their sub-brands like Hydro®, Intuition®, and Extreme®.
22	| 2020 Proxy Statement

Continued Product Innovation
Fiscal 2020 saw continued emphasis on new product development and launches across our portfolio:
•
In our sun and skin care segment, the launch of our Banana Boat Hair & Scalp Defense™ Spray; the launch of our Bulldog skin care advisor, an innovative tool offered exclusively through the Bulldog website that uses face recognition technology to offer personalized skincare product advice and Bulldog product recommendations; and our new Skintimate® Spark™ body lotions, Banana Boat Light As Air Lotions and Spray sunscreens and Hawaiian Tropic Matte Effect mineral enriched sunscreen lotions.

•	In our feminine care segment, the launch of several innovative products, including our CAREFREE® BREATH® liners and Playtex Odor Shield™ unscented tampons.
•	In our wet shave segment, the Wilkinson Sword electric trimmer, Hydro 5® body groomer, and a Skintimate push-button razor.
Sustainability Innovation
Creating more sustainable products and packaging is a priority for Edgewell. In fiscal 2020 we launched several products and product lines that advance our sustainability priorities through our continued innovation of leading edge products and packaging and use of our ‘hero’ brands as a force for good to have a positive impact on society and our environment. Highlights include:
•	Our new XTREME 3 ECO™ men’s and women’s products featuring our first sustainable disposable razors.
•	Bulldog’s new Original Glass Razor handles made using 70% recycled glass from durable beer bottles and sold in plastic-free packaging made from recycled cardboard.
Wet Ones® Innovation and Expansion
With personal hygiene now a top consumer priority, we invested heavily in new product development and innovation for our Wet Ones brand leading to expanded usage occasions and product offerings, including extending into the hand sanitizer category and launching our alcohol-based platform Wet Ones Plus®. Wet Ones grew to a $100M brand in fiscal 2020, with secured capacity to meet durable demand, and as we enter fiscal 2021, we have essentially doubled our internal capacity through a combination of capital investment and extended operating hours, all in an effort to further meet this consumer-led focus on personal hygiene.
Charitable Giving During COVID-19
At Edgewell, we are committed first and foremost to people: our colleagues, the consumers who use our products, the suppliers and retailers who partner with us and the communities in which we operate. As COVID-19 continues to impact individuals, families, companies and economies around the world, we saw a unique opportunity to live our “people-first” value through donations of our products to those people and communities most affected by the pandemic. Since the beginning of the pandemic, Edgewell has donated 11,000 canisters, 1,700 travel packs, and 93 cases of our Wet Ones hand wipes to over 58 organizations. To put that in terms of individual wipes, it comes to over 676,000 wipes. Donations went to various first responders, schools, nursing homes, our military through NCPacks4Patriots, the American Red Cross, Feed the Children and The Valley United Way of Connecticut. In furtherance to our commitment to strengthening the bonds between Edgewell and the communities we live and work in, each Edgewell office or manufacturing facility had the opportunity to select a local charity to receive a donation of Wet Ones. In addition to donating Wet Ones, we leveraged our manufacturing capabilities at both our Milford, Connecticut and Obregon, Mexico plants to manufacture and distribute face shields to aid in the prevention of COVID-19. Through the end of fiscal year 2020, we had manufactured and donated approximately 10,500 face shields from our Milford plant to local medical offices, businesses and charities. In Obregon, approximately 3,000 face shields have been manufactured and donated to various public and governmental offices.
Raising Capital
Amid the challenges presented by the ongoing pandemic, we were able to further solidify our capital structure, ending the fiscal fourth quarter with $365 million in cash on hand, access to an undrawn $425 million credit facility and a net debt leverage ratio of 2.6 times. In April, we closed on a $425 million secured credit facility which provides additional financial flexibility as we continue to manage through the uncertainties of the current environment. In May, due to increased demand and as a reflection of the underlying strength of our business, we were able to announce an upsized private offering of $750 million aggregate principal amount of unsecured, unsubordinated notes, which represented an increase of $150 million
| 2020 Proxy Statement	23

in aggregate principal amount from a previously announced proposed offering size. Following the successful offering, we used a portion of the proceeds from this offering of notes to redeem approximately $600 million of the Company’s existing 4.700% senior notes due 2021. Both the credit facility and the notes provide Edgewell with significant resources to continue to invest appropriately in the long-term, sustainable growth of our business.
Cremo Acquisition
Fiscal 2020 saw our acquisition of Cremo, a premier men’s grooming brand in the United States. Cremo is one of the strongest and fastest growing masstige brands in men’s grooming, offering a complete line of beard, hair, shave prep and skin care products. Cremo will complement our portfolio of insurgent brands such as Jack Black® and Bulldog®, by uniquely serving specific consumer profiles, and therefore increasing Edgewell’s penetration in the most attractive growth categories within men’s grooming. The transaction is aligned with Edgewell’s core growth strategy of acquiring selective, fast-growing and profitable brands that increase our presence in attractive segments.
Project Fuel
Project Fuel is an enterprise-wide transformational initiative, launched in the second fiscal quarter of 2018, designed to address all aspects of our business and cost structure, simplifying and transforming the organization, structure and key processes that will enable us to achieve our desired future state operations. Since introduction, our executive leadership team have implemented our ZBS and global productivity initiatives, including a new global restructuring initiative, to generate an anticipated $265 to $275 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational headwinds from inflation and other rising input costs, improve the overall profitability and cash flow of our Company, and allow us to make strategic acquisitions in our core categories. Project Fuel restructuring charges were $38.1 million for fiscal 2020, bringing cumulative Project Fuel restructuring charges to $133.6 million. Additionally, capital expenditures for Project Fuel were $24.4 million in fiscal 2020, bringing cumulative capital expenditures for Project Fuel to $58.1 million. We achieved gross savings of $74 million in fiscal 2020 through the initiatives of Project Fuel, which is in line with our savings targets for the program, bringing cumulative gross savings to approximately $212 million. As of the end of fiscal 2020, we remain on track to reach our savings targets set for Project Fuel.
How Pay Was Tied to our Company’s Performance in Fiscal Year 2020
Our fiscal year 2020 results and compensation decisions continue to illustrate application of our pay-for-performance philosophy, with pay being driven by performance in the following ways:
•	Fiscal Year 2020 Base Salary. In November 2019, the Compensation Committee approved base salary increases to the existing executive officers for fiscal 2020.
•	Fiscal Year 2020 Annual Incentive Payout. For the fiscal 2020 Executive Officer Bonus Program, the combined weighted payout for the NEOs was 75.9% of the target amount.
•
Fiscal Year 2020 Long-Term Incentive Payout. The performance metrics for our fiscal year 2018 Long-Term Incentive award were adjusted EPS for the 2020 fiscal year (weighted 60%) and adjusted cumulative free cash flow as a percentage of adjusted cumulative net sales (weighted 40%). The total payout for these PRSEs was 36.7%. The threshold level for the adjusted EPS component of the grant was not met which resulted in a forfeiture of all the PRSEs associated with this metric. The adjusted cumulative free cash flow as a percentage of adjusted cumulative net sales for the period was 11.5%, resulting in a payout of 91.75% of the PRSEs associated with this goal.

See Appendix A for reconciliation and other information about these non-GAAP financial measures.
Principles of the Edgewell Compensation Program
We believe that the long-term success of Edgewell depends on the talents of our executive officers and the alignment of their compensation with the interests of the Company and our shareholders. Our ability to attract, retain, and motivate our executive officers is influenced in large part by our compensation program. The guiding principles of our compensation program include:
•	A “pay-for-performance” culture, which seeks to incentivize superior performance;
•	Incentive awards based on operating results and execution of significant initiatives; and
•	Harmonization of our executive officer’s interests with those of our shareholders.
24	| 2020 Proxy Statement

We believe that the design and implementation of our compensation program is effective in furthering our goal of becoming a best-in-class, next-generation CPG company. Discussed below are the principles that underlie our compensation philosophy.
1	Pay-for-Performance
The primary goal of our compensation program is to instill a “pay-for-performance” culture throughout our organization, with a significant portion of targeted compensation for our NEOs dependent upon achievement of performance goals and forfeited if goals are not achieved. Our compensation program is designed to motivate these leaders through incentive awards that are tied to key strategic objectives and operating results and execution of significant initiatives. We believe this compensation structure offers high potential rewards for superior performance, and significantly lower compensation for results below target.

CEO Target Pay Mix

15% Base Salary
34% PSUs
Total
Compensation
$6,650M
17% Bonus
14% Options
20% RSUs
85% Variable Pay

Other NEO Target Pay Mix

26% Base Salary
30% PSUs
Total
Compensation
$8,416M
14% Bonus
8% Options
22% RSUs
74% Variable Pay

2	Competitive Total Compensation Packages
We strive to attract and retain strong executive leaders which we view as critical to the ongoing success of our operations. We target total compensation packages within a range of the 50th percentile of our peer group in order to retain key executives and remain competitive in attracting new employees.
Our executive compensation program also includes features to address other compensation-related issues such as retirement concerns, which we believe have played an important role in our executive compensation structure.
3	Alignment with Shareholder Interests
In order to align the compensation received by our executives with the returns received by our shareholders, a substantial portion of the NEOs’ total compensation has historically been in the form of performance-based and time-vesting restricted stock equivalents and stock options. Our incentive compensation program focuses on a combination of short- and long-term metrics which motivate the achievement of our Company’s performance targets. We further align the interests of our executive officers and shareholders through our use of stock ownership guidelines and prohibitions on the hedging or pledging as collateral of Edgewell common stock.
| 2020 Proxy Statement	25

Compensation Policies and Governance Practices
As part of its responsibilities, the Compensation Committee of our Board (the “Compensation Committee” or “committee”) annually reviews our Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on our Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:
WHAT WE DO
✔	Deliver executive compensation primarily through performance-based at-risk pay, with a balance of annual and longer-term incentives
✔	Maintain a peer group for benchmarking pay
✔	Place a cap on payout levels for bonuses and performance awards
✔	Tie performance metrics for the executive compensation program to key, auditable measures
✔
Set performance goals at levels that are sufficiently high to encourage strong performance, but within reasonably attainable parameters intended to discourage pursuit of excessively risky business strategies

✔	When appropriate exercise negative discretion to reduce incentive payments in certain circumstances when determining performance-based compensation
✔	Maintain a recoupment (clawback) policy for short- and long-term incentive programs, as well as an anti-hedging/pledging policy
✔	Require share ownership and retention guidelines for executive officers
✔	Use “double-trigger” change in control arrangements under our A&R 2018 Plan
✔	Use an independent consultant to advise on compensation levels and practices
WHAT WE DON’T DO
✘	Guarantee annual salary increases or bonuses
✘	Allow directors or executives to engage in hedging or pledging of securities
✘	Reward executives for excessive, inappropriate, or unnecessary risk-taking
✘	Allow tax gross-ups
✘	Allow repricing of stock options
✘	Allow excessive perquisites
Role of the Compensation Committee and Implementation of the Compensation Program
The Compensation Committee is responsible for determining executive officer compensation. As a general principle, the Compensation Committee seeks to provide an annual compensation program that includes, in addition to base salary, a combination of short-term and long-term incentive programs based on our Company’s performance as measured by certain financial performance metrics, thus linking executive officer compensation to outcomes designed to increase shareholder value. The Compensation Committee and our senior management begin their review of compensation by looking first at the components of total compensation, compared with a designated executive compensation peer group, and then reviews the elements of compensation (i.e. base salary, annual cash incentive bonus opportunities, and long-term equity-based compensation opportunities) before determining the appropriate percentage mix of these elements within total compensation.
Our Board has delegated authority to the Compensation Committee to approve all compensation and benefits for our executive officers, except for our CEO. The Compensation Committee sets executive salaries and bonuses, reviews executive
26	| 2020 Proxy Statement

benefit programs, including the change in control plan, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to our executive officers under our A&R 2018 Plan. For those employees below the executive officer level, compensation and benefits are determined by our management, under a delegation of authority from the Compensation Committee.
Role of Management
Management provides the Compensation Committee with a market competitive range of possible salary and long-term incentive award levels. Our CEO and Chief Human Resources Officer (“CHRO”) recommend compensation for Section 16 officers based on factors such as market competitiveness, business results, individual performance and experience and our CHRO and other members of management work with appropriate members of finance and legal to develop the appropriate compensation structures, incentive designs, and performance goals, before making a proposal to the committee.
Role of Compensation Consultant
To assist the Compensation Committee in evaluating our executive officer compensation program, the Compensation Committee directly retained an independent consultant, Meridian Compensation Partners LLC (“Meridian”). In fiscal 2020, Meridian was asked to:
•
assist in establishing, and provide comparative market data for, our peer group (and other companies, as needed) with respect to benchmarking the compensation of our named executive officers as well as our non-executive directors;

•	analyze our compensation and benefit programs relative to our peer group;
•	assist in the evaluation and design of executive compensation arrangements as requested by the Compensation Committee; and
•	advise the Compensation Committee on trends in compensation and governance practices and on management proposals with respect to executive compensation.
In November 2020, the Compensation Committee reviewed the independence of Meridian and determined that Meridian has no conflicts of interest. In particular:
•	Meridian does not provide any other services to our Company;
•	the committee has sole authority to retain or replace Meridian in its role as its consultant;
•	the committee regularly reviews the performance and independence of Meridian, as well as fees paid; and
•
management has retained a separate consultant, Willis Towers Watson, which advises management (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals.

A representative of Meridian attends committee meetings, as requested, to serve as a resource on executive officer compensation matters. In order to encourage independent review and discussion of executive compensation matters, the committee meets with Meridian in executive session.
Compensation Benchmarking
Meridian, with direction from the Compensation Committee, developed a custom peer group of companies against which the committee benchmarks our compensation program. Following a thorough review, the Compensation Committee determined that a new peer group should not be selected for fiscal 2020. Peer companies were selected based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues and market capitalization. Each key component of compensation, including base salary, target annual bonus, target total cash compensation and target grant date value of long-term incentives, is benchmarked against this custom peer group.
| 2020 Proxy Statement	27

The custom peer group approved by the Compensation Committee for fiscal 2020 was unchanged from fiscal 2019 and is comprised of the following companies:
Church & Dwight Co., Inc.	International Flavors & Fragrances Inc.	Sleep Number Corporation
Coty Inc.	McCormick & Company, Incorporated	Spectrum Brands Holdings, Inc.
Energizer Holdings, Inc.	Nu Skin Enterprises, Inc.	The Clorox Company
Fossil Group, Inc.	Oxford Industries, Inc.	The Estee Lauder Companies Inc.
HanesBrands Inc.	Post Holdings, Inc.	The Hain Celestial Group, Inc.
Hasbro, Inc.	Prestige Brands Holdings, Inc.	Tupperware Brands Corporation
Helen of Troy Limited	Revlon, Inc.
Results of 2020 Advisory Vote to Approve Executive Compensation
Over the long term, shareholders have expressed strong support for our executive compensation program design and its demonstrated linkage of pay-for-performance. However, while our 2018 and 2019 Say-on-Pay proposals each received support from more than 90% of shareholder votes cast, our 2020 Say-on-Pay proposal received support from approximately 76% of shareholder votes cast. Considering these results and considering feedback from shareholders, the committee’s compensation consultant, proxy advisors, and benchmarking against our peer group, the Compensation Committee revised certain components of our executive compensation program in fiscal 2020 to reflect evolving best practices in the CPG industry and for public companies more generally. The enhancements to our executive compensation program include the following:
•	For the PRSE grants made in November 2019 and April 2020, we adopted three-year performance goals based upon achievement of pre-determined Cumulative Adjusted EBITDA and Cumulative Net Sales metrics.
•	Fiscal 2021 Evolution to Edgewell’s Executive Compensation Program:
○	In anticipation of the continued COVID-19 economic environment, the Compensation Committee did not approve any merit increases to the NEOs’ annual base salary;
○
There is a heightened recognition of the critical importance of driving Net Sales growth at Edgewell, therefore we are increasing the weighting of the fiscal year 2021 Annual Incentive Plan Adjusted Net Sales metric from 35% to 40%, and commensurately decreasing the weighting of the Working Capital as a Percent of Net Sales metric from 25% to 20%;

○
For the PRSEs granted in November 2020, we have changed our performance goal to a three-year relative total shareholder return metric benchmarked against a select group of peer companies to provide a relative performance metric and tie our executive leadership’s performance outcome to our stock performance; and

○
The stock option awards granted in November 2020 will be a mix of one-third standard options and two-thirds premium-priced options with an exercise price that is 10% above the closing price of our common stock on the date of grant.

The Compensation Committee recognizes that enhancing the compensation program is critical for ensuring the continued alignment of management and our shareholders’ interests.
Clawback Policy
Our Company reserves the right to recover, i.e. “clawback,” any overpayment of incentive compensation when (i) such incentive compensation was overpaid as a result of the restatement of the reported financial or operating results of our Company due to non-compliance with financial reporting requirements under the securities laws and the restatement is not due to a change in accounting policy or applicable law, and (ii) the executive officer engaged in misconduct that caused or contributed, directly or indirectly, to the non-compliance that resulted in the obligation to restate our Company’s reported results. The goal of our clawback policy is to remedy the misconduct and prevent its recurrence.
28	| 2020 Proxy Statement

Summary of Key Elements of Executive Compensation in Fiscal 2020
Principal Components of Named Executive Officer Compensation

Total Target Compensation
Cash
Stock
Stock or Cash

Base Salary

- Salary levels based on skills, experience, and demonstrated performance
- Target levels of incentive compensation based on percentage of base salary
- Helps attract/retain key individuals

Annual Cash (Short-Term) Incentives

- Performance metrics designed to drive sustainable growth and promote company-wide performance goals
  - Adjusted EBITDA (40%)
  - Adjusted Net Sales Growth (35%)
  - Adjusted Net Working Capital as a % of Net Sales (25%)

Long-Term Incentives

- Designed to drive sustained business performance, encourage retention, and align executives' interests with shareholders' long-term interests
- Non-Qualified Stock Options (20%) which vest in equal installments over three years
- Performance restricted stock equivalents (50%), or PRSEs, granted in November 2018 and vested in fiscal 2020, are earned based on
  - Adjusted EPS (50%)
  - Adjusted Cumulative FCF as a Percent of Net Sales (50%)
- Restricted stock equivalents (30%) which vest ratably over three years

Performance Measures Driving 2020 Compensation
Short-Term Incentive Plan
Adjusted EBITDA	Adjusted Net Sales	Adjusted Working Capital as a Percent of Net Sales
$357.0M	$2,036.6M	15.6%
Target of $374.1M	Target of $2,123.7M	Target of 15.6%
Long-Term Incentive Plan
Adjusted EPS[1]	Adjusted Cumulative FCF as a Percent of Net Sales[2]
$2.73/Share	11.5%
Target of $4.50	Target of 11.8%
[1]
Adjusted EPS means diluted earnings per share excluding items such as restructuring charges, acquisition and integration costs, cost of early debt retirement, COVID-19 pandemic expenses, the gain or loss on the disposal of a business, and advisory expenses in connection with the evaluation of the Feminine and Infant Care businesses calculated as of the fiscal year ended September 30, 2020.

[2]
Adjusted Cumulative Free Cash Flow as a Percent of Net Sales is defined as net cash from sales less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets, excluding certain items and calculated based on our cumulative financial results for the period beginning October 1, 2018 and ending September 30, 2020.

| 2020 Proxy Statement	29

Elements of Compensation
The key elements of our fiscal 2020 executive compensation program as well as the purpose of each item are shown in the following table:
Compensation Element	Description	Purpose
Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key individuals.
Annual Cash Bonus
Short-term incentive that is payable in cash upon achievement of the following Company-wide pre-determined metrics:
• Adjusted EBITDA
• Adjusted Net Sales Growth
• Adjusted Working Capital as a Percent of Net Sales

Rewards the accomplishment of specific results in a given fiscal year based on expected results identified at the beginning of the fiscal year and based on factors and events occurring solely within the fiscal year.

Restricted Stock Equivalent Awards
The vehicle mix of awards made in November 2019 were:
• PRSE awards that vest on the third anniversary of the grant upon achievement of pre-determined Cumulative EBITDA and Cumulative
Net Sales metrics, subject to the
recipient remaining employed with
our Company.

• Time-vesting RSE awards that vest in equal installments on each of the first three anniversaries of the grant date, subject to the recipient remaining employed with our Company at each vesting date.

The vehicle mix of the special retention awards made in April 2020 to certain NEOs were the same as those of the November 2019 grant.

• Promotes achievement of Company-wide performance goals which are strategic in nature, necessarily occur over a longer period of time, and which we believe will have a substantial positive long-term impact on our Company. We believe the PRSEs reward our executives for achieving performance targets and goals in future years to encourage our executives to make decisions that are in the best long-term interest of our Company, while providing a direct link to shareholder interests by tying a significant portion of executive compensation to the performance of our common stock.

• Vesting requirements help retain key employees.

Option Awards
We issued non-qualified stock option awards in November 2019 that vest in equal installments on each of the first three anniversaries of the grant date, subject to the recipient remaining employed with our Company at each vesting date. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant ($31.44).

Provides a direct link to shareholder interests by tying a significant portion of executive compensation to the performance of our common stock. Additionally, vesting requirements help to retain key employees.

Retirement Plans	Executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal statute.	Ensures that the executives receive the same relative value compared to other employees who are not subject to these limits.
Executive Severance Plan	Executives are entitled to benefits in the event they are involuntarily terminated without cause or they resign for good reason.	Helps attract and retain key executives by offering a competitive total compensation package.
Change in Control Plan
Executives are entitled to benefits in the event of a change in control only if they are involuntarily terminated without cause or they resign for good reason following a change in control of our Company.

Allows executives to make decisions focusing on the interests of our shareholders despite the heightened risk of job loss following a change in control. A termination of employment is required following a change in control (i.e., “double trigger”).

30	| 2020 Proxy Statement

Base Salary. We benchmark base salary against our peer group annually as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices.
At the beginning of each fiscal year, the committee establishes the salaries of the executive officers (other than our CEO) based on several factors, including peer group data, the executive’s performance and potential, retention considerations, and the recommendations of our CEO. These recommendations are based on, among other factors, an assessment of the individual’s responsibilities, experience, and individual performance.
The salary of our CEO is set by our Board, based upon the recommendation of the Compensation Committee, taking into account the recommendation of the committee’s compensation consultant. In connection with those reviews, Meridian, without input from management, provides the committee with a market competitive range of possible salary and long-term incentive award levels. The committee uses this information, along with its analysis of the performance and contributions of our CEO against performance goals, to recommend to our Board an appropriate salary for our CEO.
The Compensation Committee evaluated the annual base salaries of the individuals then serving as executive officers at its November 2019 meeting and set the base salaries of the following NEOs:
Name	Annual Base Salary	Percentage Increase from Prior Annual Base Salary
Mr. Little	$1,000,000	11.11%
Mr. Sullivan	$710,000	3.6%
Mr. Hutchison (1)	$600,000	3.4%
Mr. Hill	$430,000	9.9%
Ms. Iasenza	$450,000	3.4%
(1)
Mr. Hutchison transferred to the U.K. payroll effective July 1, 2020. Therefore, he received a U.S. base salary of $600,000 through June 30, 2020 and then converted to a U.K. base salary of ₤483,840. A portion of his bonus will be paid out in U.S. dollars and a portion in British pounds.

Short-Term Incentive Program—Annual Cash Bonus
Executive Officer Bonus Program
Annual cash bonuses to our NEOs are based on a percentage of the executive’s annual salary and adjusted based on performance as compared to metrics determined by the Compensation Committee. The annual bonus program for fiscal 2020 for those serving as executive officers at the start of fiscal 2020 (the “Executive Officer Bonus Program”) was designed to measure Company-wide performance against three metrics:
•	Adjusted EBITDA (40% of the bonus target);
•	Adjusted Net Sales (35% of the bonus target); and
•	Adjusted Working Capital as a Percent of Net Sales (25% of the bonus target),
The metrics and targets for the Executive Officer Bonus Program were chosen based on fulfilling our Company’s business plan for fiscal 2020. We chose Adjusted EBITDA to emphasize profit growth and alignment with shareholder interests, the Adjusted Net Sales metric to emphasize top line growth and alignment with shareholder interests, and Adjusted Working Capital as a Percent of Net Sales metric to emphasize improvement in balance sheet management and alignment with shareholder interests.
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The performance goals for each metric were set by the Compensation Committee at the beginning of the fiscal year. The committee assigned individual “bonus targets” to each of the executive officers, based upon individual performance and peer group market data provided by Meridian. The following “bonus targets,” defined as a percentage of the individual’s base salary for the term of the bonus program, were assigned to the following individuals at the committee’s November 2019 meeting:
Name	Bonus Target as a Percentage of Base Salary
Mr. Little	115%
Mr. Sullivan	70%
Mr. Hutchison	80%
Mr. Hill	60%
Ms. Iasenza	60%
Our NEOs are eligible to receive bonus payouts under the Executive Officer Bonus Program, if any, upon achievement of results compared against pre-determined Company performance targets established by the Compensation Committee. The Compensation Committee has the discretionary authority to reduce bonuses otherwise earned under the program. The Compensation Committee did not exercise its discretionary authority with respect to the fiscal 2020 bonus. No amount of bonus payout to our executive officers is tied to individual performance objectives.
For the Executive Officer Bonus Program for fiscal 2020, the combined weighted payout for these named executive officers was 75.9% of the target amount, based on outcomes under the following three performance metrics:
	% of Bonus	Performance Range				Award Percentage Payout
		Threshold (50% Payout)	Target (100% Payout)	Stretch (200% Payout)	FY20 Actual Performance Achievement
Adjusted EBITDA	40%	$351.6 million (94% of target performance)	$374.1 million	$385.3 million (103% of target performance)	$357 million (95.4% of target performance)	62%
Adjusted Net Sales	35%	$1,953.2 million (92% of target performance)	$2,123.1 million	$2,208.0 million (104% of target performance)	$2,036.6 million (95.9% of target performance)	74.5%
Adjusted Working Capital as a Percent of Net Sales	25%	16.3% (104% of target performance)	15.6%	14.9% (96% of target performance)	15.6% (100% of target performance)	100%
TOTAL	100%					75.9% of Target
Bonus payouts increase proportionately for final results between the goals indicated with maximum bonus at stretch. No bonuses are paid for results below the threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the stretch goal.
Adjusted EBITDA
Adjusted EBITDA means our Company’s EBITDA determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings.
The Compensation Committee, in consultation with management, considered whether to adjust our Company’s fiscal 2020 EBITDA or to this metric’s performance ranges to reflect the negative financial impact of the COVID-19 pandemic on our Company’s results. Our Compensation Committee determined that no relief should be granted for COVID-19 under either our annual incentive plan or the long-term incentive plan. Consequently, no further adjustments were made to our reported
32	| 2020 Proxy Statement

non-GAAP results, which are the basis for determining the payout level under the plans, nor were any adjustments made to our performance targets. The Compensation Committee determined that, for purposes of the plan, Adjusted EBITDA for the period was $357.0 million, resulting in awards payable under the plan at 62% of target with respect to this performance metric.
Adjusted Net Sales
Adjusted Net Sales means net sales, as determined in accordance with GAAP, adjusted to account for the impact of changes in foreign currency, the impact of acquisitions and divestitures, extraordinary transactions such as mergers or spin-offs, reorganizations, and unusual or non-recurring non-cash accounting impacts, and costs associated with restructurings.
The Compensation Committee determined Adjusted Net Sales for the period was $2,036.6 million, resulting in awards payable under the plan at 74.5% of target with respect to this performance metric.
Adjusted Working Capital as a Percent of Net Sales
Adjusted Working Capital as a Percent of Net Sales means Average Net Working Capital divided by Net Sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings, and expressed as a percentage. “Average Net Working Capital” means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) inventories, as reported, minus (iii) accounts payable.
The Compensation Committee determined Adjusted Working Capital as a Percent of Net Sales for the period was 15.6%, resulting in awards payable under the plan at 100% of target with respect to this performance metric.
See “Executive Compensation – Summary Compensation Table” for the payouts under the Executive Bonus Program for fiscal 2020 for each of the NEOs.
Historical Pay-for-Performance Table
In keeping with the Company’s policy of pay-for-performance, the following table sets forth the bonus target percentages approved for each NEO for the prior three years along with the potential bonus amount and the actual bonus paid.
Name and Principal Position	Year	Salary	Bonus Target Percentage	Bonus Available at Target	Bonus Paid
Rod R. Little (1) President and Chief Executive Officer	2020	$1,000,000	115%	$1,150,000	$872,494
	2019	$820,833	110%	$902,916	$540,534
	2018	$408,788	75%	$306,591	$209,224
Daniel J. Sullivan (2) Chief Financial Officer	2020	$710,000	70%	$497,000	$377,069
	2019	$342,500	70%	$239,750	$162,296
Colin A. Hutchison Chief Operating Officer	2020	$600,000	80%	$480,000	$367,997
	2019	$580,000	80%	$464,000	$313,223
	2018	$580,000	75%	$435,000	$297,090
John N. Hill Chief Human Resources Officer	2020	$430,000	60%	$258,000	$195,742
	2019	$391,400	60%	$234,840	$158,528
	2018	$390,450	60%	$234,270	$160,388
Marisa B. Iasenza Chief Legal Officer and Corporate Secretary	2020	$450,000	60%	$270,000	$204,846
	2019	$435,000	60%	$261,000	$176,188
(1)
Mr. Little was elected to serve as President and Chief Executive Officer and a member of the Board upon Mr. Hatfield’s retirement on March 1, 2019. From March 5, 2018 to March 1, 2019, he was our CFO with a base salary of $710,000. As a result of his promotion, his salary was adjusted accordingly.

(2)	Mr. Sullivan joined our Company on April 1, 2019.
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Long-Term Incentive Program—Equity Awards (Restricted Stock Equivalents and Options)
Our A&R 2018 Plan authorizes, and our 2009 Stock Plan previously authorized, the Compensation Committee, to grant various types of equity awards. Under the 2009 Stock Plan, the Compensation Committee granted to key executives RSE awards, consisting of PRSEs and time-vesting awards. Following adoption of our A&R 2018 Plan no further awards have been or will be made under our 2009 Stock Plan. Notwithstanding the foregoing, all awards made under the 2009 Stock Plan prior to adoption of our A&R 2018 Plan remain in effect until they vest or are forfeited. PRSE awards are tied to both achievement of Company performance targets over a set time period (typically three years) and continued employment with our Company over the same period as conditions to vesting of the awards. Time-vesting RSE awards are tied solely to continued employment with our Company over a set time period as the condition to vesting of the awards. The Compensation Committee also granted to key executives’ stock option awards under the 2009 Stock Plan, tied to continued employment with our Company over a set time period as the condition to vesting of the awards.

Represents the fiscal year end that the performance award will vest subject to meeting the performance criteria.
Timing and Procedures for Grants
Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are generally granted in the first quarter of the fiscal year (October through December), at the time when salary levels and short-term incentive programs for the new fiscal year are determined.
Our CEO recommends to the Compensation Committee the number and type of RSEs and stock options to be awarded to each NEO (other than our CEO). The committee considers the equity awards for executive officers based in part upon benchmarked data from our peer group provided by Meridian valued on the date of grant, as well as other factors, such as the officers’ individual performance, current dilution rates, and the market run-rate for equity grants among the peer group. With respect to awards to our CEO, Meridian, without input from our CEO or other members of management, provides a market competitive range of potential awards to the committee. However, the committee considers alternatives outside the range and determines the award to recommend to our Board considering the competitive posture, performance of our Company, returns to shareholders, and experience and effectiveness of our CEO’s leadership, as well as the input from Meridian.
The RSE awards are stock-settled at the time of vesting when they convert into unrestricted shares of our common stock. PRSE awards are earned based on the level of performance over the vesting period against pre-established goals. Upon vesting, stock option awards become exercisable for the purchase of shares of our common stock at a price per share established at the time of grant, so that the option will have no financial value unless the price of our common stock appreciates following the date of grant. The value of all our equity awards fluctuate based on performance of our Company’s common stock over time. This combination of financial performance and stock price performance enhances alignment with our shareholders.
Restricted Stock Equivalent Award Grants during Fiscal 2020
The Compensation Committee approved the grant of both performance-based and time-vesting RSE awards to the NEOs in November 2019. In addition to the annual grant, in April 2020 the Compensation Committee approved the grant of a special retention award to certain NEOs comprised of PRSEs and time-vesting RSEs to retain and incentivize the NEOs to execute our Company’s new strategy. These awards can increase in value if our Company’s stock price rises. The number and type of RSE awards granted to each NEO is shown in the “Grants of Plan-Based Awards” table.
The PRSEs may vest three years from the date of grant, upon achievement of a pre-determined Adjusted cumulative EBITDA metric for the three-year period commencing October 1, 2019 through September 30, 2022 (the “Performance
34	| 2020 Proxy Statement

Period”), bearing a 50% weight, and a pre-determined Adjusted Cumulative Net Sales metric for the Performance Period, bearing a 50% weight, subject to the recipient remaining employed with our Company on the vesting date. The Adjusted EBITDA metric was chosen to reward recipients for driving our Company’s long-term bottom-line profitability growth, and the Adjusted Net Sales metric was chosen to reward recipients for driving our Company’s long-term top line growth.
The PRSEs have a threshold, target and stretch level of performance. Upon achievement of the threshold level of performance, 50% of the stock equivalents will vest; 100% will vest upon achievement of target level performance; and 200% will vest upon achievement of stretch level performance. No PRSEs will vest if results are below the threshold goal, and no additional awards will vest if results are above the stretch goal. Vesting will increase proportionately in 1/10th of 1% increments for final results between the goals indicated.
The time-vesting RSE awards vest in equal installments on each of the first three anniversaries of the date of grant if the recipient remains employed with our Company on the vesting date.
Stock Option Award Grants during Fiscal 2020
The Compensation Committee approved the grant of stock option awards to the NEOs in November 2019. The stock option awards vest in equal installments on each of the first three anniversaries of the grant date if the recipient remains employed with our Company. Each option has an exercise price equal to the closing market price of our common stock on the date of grant, which was $31.44. These options will have value only if our Company’s stock price increases above $31.44, which provides incentive to the NEOs to increase shareholder value, thereby aligning their interests with those of our Company’s shareholders. The number of options granted to each NEO is shown in the “Grants of Plan-Based Awards” table.
Retirement Plans
Prior to January 1, 2014, our defined benefit pension plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits under the tax rules. Our SERP provided a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Details of benefits under the defined benefit plan and the SERP are set forth in the “Pension Benefits Table,” including the accompanying narrative. Effective January 1, 2014, the pension benefit earned to date by active participants under our Company’s legacy U.S. defined benefit pension plan was frozen and future accruals are no longer provided. When the pension plan was frozen, the SERP was similarly frozen. Remaining benefits only apply to Mr. Hill due to his longevity with the Company.
Our NEOs are covered by our qualified defined contribution 401(k) plan and entitled to a Company match on a portion of their deferrals to the plan. The elimination of the U.S defined benefit pension plan described above was partially offset by an increase in our Company match to contributions made by participants into our defined contribution 401(k) and executive savings investment plans. The amounts which may be deferred on a tax preferred basis into the qualified plan, as well as the amount of the matching contributions, are also subject to IRS limitations. We have also established supplemental plans to compensate executives for these limits. Our ESIP permits executives to defer any excess contributions and matching payments not permitted into the qualified 401(k) plan. According to market data provided by Meridian, these types of benefits are generally offered by our peer group, often with enhanced benefit formulas (which we do not provide). Details of the ESIP, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation Table.”
Executive Severance Plan
On September 23, 2016, the Compensation Committee adopted an executive severance plan for our Company. The plan provides benefits to a number of our Company’s executives, including the NEOs, in the event of a qualifying termination, which includes an involuntary termination without cause or a voluntary termination as a result of good reason (as such terms are defined in the plan). Unlike many other public companies, we have not offered employment agreements to our executives. In adopting the plan, the Compensation Committee considered that the market practice at peer companies is to provide executives with certain benefits in the event of such terminations, and therefore concluded that the plan would be a significant benefit to our Company in attracting and retaining key executives by offering a competitive total compensation package.
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Post-termination benefits for participating employees consist of a lump sum payment equal to:
•
the employee’s annual base salary plus a severance bonus equal to the target short-term incentive plan target bonus for the employee for the most recently completed fiscal year, except in the case of the CEO , where such payment will be equal to two times for the CEO and 1.5 times for the NEOs the sum of the annual base salary and severance bonus;

•	the accrued but unpaid paid time off available to the employee; and
•	1.5 times the monthly premium cost for group health plan benefits for the NEO multiplied by 18, except in the case of the CEO where the health costs will be multiplied by 24.
Such benefits are subject to reduction under certain circumstances, including to the extent necessary to avoid certain federal excise taxes. In addition, no benefits will be paid to the extent duplicative of benefits under a change in control or similar agreement with our Company.
The payment of benefits under the plan is conditioned upon, among other things, the employee executing a general release in favor of our Company, which shall include confidentiality, non-solicitation, non-disparagement and non-competition obligations of the employee in favor of our Company.
A description of the projected cost, if all of the NEOs were terminated on September 30, 2020, is provided under “Potential Payments upon Termination or Change in Control.”
Hutchison Retirement
As previously announced in a press release filed under Form 8-K with the SEC on June 2, 2020, Mr. Hutchison retired from his role as our Chief Operating Officer effective November 15, 2020.
Severance and Other Benefits Following a Change in Control
The Compensation Committee has adopted a CIC Plan in which the current and future executive officers, including the NEOs, will be eligible to participate, as discussed under “Potential Payments upon Termination or Change in Control.”
The CIC Plan is designed to provide executives with increased security in the event of a change in control and allow them to weigh alternative future courses for our Company focused on the interests of our shareholders. The Compensation Committee conducts an annual review of the cost and the terms of the agreements in light of advice provided by Meridian, based upon surveys of Fortune 500 companies as well as our peer group, and its own internal data and expertise. We believe that the retention value provided by the CIC Plan, and the benefit to us when the executive is provided the opportunity to focus on the interests of our shareholders and not the executive’s own personal financial interests, outweighs the potential cost given that:
•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;
•
such costs will only be triggered if the new controlling entity involuntarily terminates the protected executives without cause, or the executives are able to resign for good reason, during the protected period;

•	the CIC Plan includes non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity; and
•
we believe that participants who are carefully selected by the Compensation Committee, are critical to the process of evaluating or negotiating a potential change in control transaction or in the operation of our business during the negotiation or integration process, such that their retention would be critical to the success of any such transaction.

From time to time in the last several years, our Board has established limitations on the benefits provided under the change in control agreements. In November 2011, our Board adopted a policy pursuant to which we would not include tax gross-up payments relating to severance payments, and instead adopted the “best-of-net” approach (i.e., we will reduce the severance payments to avoid excise tax to put the executive officer in a better net-tax position).
The CIC Plan was adopted to standardize the severance paid to current and future NEOs and other specified members of our Company’s senior management (collectively, the “Participants” and, each individually, a “Participant”), in the event of a termination of their employment from our Company without Cause or for Good Reason (as such terms are defined in the CIC Plan) within the period beginning immediately upon a Change in Control (as such terms are defined in the CIC Plan) and
36	| 2020 Proxy Statement

continuing until the lapse of 24 months immediately following a Change in Control of the Company (the “Change in Control Period”). The CIC Plan is intended to provide Participants with certainty as to benefits that would be paid in the event of a termination of their employment following a Change in Control so that Participants can focus on continuity in the management and direction of our Company’s businesses and operations during the periods before and after a Change in Control. The benefits provided to the executive officers under the CIC Plan are:
1)
A lump sum payment equal to three times base salary plus Severance Bonus for the CEO and two times Base Salary plus Severance Bonus for all other NEOs. For purposes of the CIC Plan, Severance Bonus in the event of the termination of a Participant’s employment is calculated based on the individual Target Bonus (as such term is defined in the CIC Plan) for the fiscal year in which the termination of employment occurs, or, if greater, the actual bonus awarded under any of our Company’s short-term incentive plan(s) for the fiscal year immediately preceding the fiscal year in which the termination occurs, divided by 365 and multiplied by the number of calendar days in said year immediately up to the day on which the termination of employment occurs; and

2)
Payment in full of Participant’s prorated bonus for the fiscal year in which the Termination of Employment occurs calculated as Participant’s Target Bonus for the fiscal year in which the Termination of Employment occurs, or, if greater, the actual bonus awarded to Participant under any short-term incentive plan(s) of our Company for the fiscal year immediately preceding the fiscal year in which the Termination occurs, divided by 365 and multiplied by the number of calendar days in said year immediately up to the day on which the Termination of Employment occurs; and

3)
Accelerated vesting of all unvested stock options and restricted stock and stock equivalent awards, including performance awards, that have been granted or sold to the Participant by the Company and which have not otherwise vested; and

4)
Payment of a Participant’s base salary through Termination of Employment at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which Participant is entitled under any compensation plan(s) or program(s) of our Company applicable to Participant at the time such payments are due under such plan(s) or program(s); and

5)
If not already vested, Participant shall be deemed fully vested as of the Termination of Employment in any Company retirement plan(s) or other written agreement(s) between Participant and our Company relating to pay or other retirement income benefits upon retirement in which Participant was a participant, party or beneficiary immediately prior to the Change in Control, and any additional plan(s) or agreement(s) in which such Participant became a participant, party or beneficiary thereafter; and

6)
For the period of time after Termination of Employment applicable to Participant’s title, our Company shall continue health, vision, dental, life insurance and long-term disability benefits, including executive benefits, Participant and/or Participant’s family as if Participant’s employment with our Company had not been terminated as of the Termination of Employment, in accordance with our Company’s then-current plans, programs, practices and policies on terms and conditions (including the level of benefits, deductibles and employee payments for such benefits) not less favorable than those which are then being provided to peer executives of our Company; and

7)
If pursuant to the terms and conditions of any such health or welfare plan or program, our Company is not able to continue Participant’s and/or Participant’s family participation in the plan or program for all or any portion of such period applicable to Participant’s title, our Company will reimburse Participant for the cost of insurance for any such benefit for Participant and/or Participant’s family, for such period as such benefits are not able to be continued pursuant to a plan or program of our Company, less the amount that would have been paid by Participant for such benefits pursuant to our Company’s plan or program; and

8)
Six months of outplacement services through a designated provider selected by our Company, terminating six months thereafter or upon the date Participant obtains other employment, whichever date is sooner.

Our equity incentive awards under the A&R 2018 Plan are “double trigger” awards, meaning that unvested stock options and restricted stock equivalent awards vest immediately only if (i) there is a change in control of our Company, and (ii) (x) such awards are not converted, assumed or replaced by the successor or survivor corporation or (y) the service of the award recipient is involuntarily terminated within a designated period following the effective date of such change in control.
A description of the projected cost, if a change in control were to have occurred on the last day of fiscal 2020 and all of the NEOs were terminated without Cause on that date, is provided under “Potential Payments upon Termination or Change in Control.”
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Perquisites
We offer a limited number of perquisites for our executive officers. The perquisites or executive benefits consist of the executive financial planning program, group life insurance, accidental death and dismemberment insurance, and an executive long-term disability plan. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.
Stock Ownership Requirements
Our stock ownership guidelines provide that the CEO must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers are given a period of five years to attain full compliance with the guidelines.
For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive or by family trusts, as well as vested options, vested and deferred RSEs, unvested RSEs (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our defined contribution 401(k) plan, our ESIP, or our deferred compensation plan. As of September 30, 2020, each of our NEOs with five years or more of service were in compliance with these guidelines.
Hedging Policy
Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading or hedging transactions in Edgewell securities or purchasing any financial instruments or entering into any other arrangements designed to hedge or offset any decrease in the market value of Edgewell securities, including prohibitions on:
•	investing or trading in market-traded options on Edgewell securities—i.e., puts and calls;
•
purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted by our Company to the director, officer or employee as part of the compensation of the employee or member of our Board; or (2) held, directly or indirectly, by the director, officer or employee;

•	engaging in “short-sales” of Edgewell securities—i.e., selling Edgewell stock not owned at the time of the sale;
•	entering into a “sale against the box” transaction (loaning Edgewell stock to another individual and receiving cash back as security for the loan); or
•	speculating on relatively short-term price movements of Edgewell securities—i.e., engaging in a purchase and sale of Edgewell stock within a short period of time.
Our policy prohibits directors, officers and employees from purchasing Edgewell securities on margin, holding Edgewell securities in a margin account, or pledging Edgewell securities as collateral. The policy also prohibits engaging in any other transaction involving Edgewell securities that suggests the misuse of information that is unavailable to the general public.
Incentive Compensation Recoupment Policy
On April 24, 2017, our Board adopted the Edgewell Personal Care Company Incentive Compensation Recoupment Policy (the “Recoupment Policy”). Under the Recoupment Policy, our Board and the Compensation Committee may direct our Company to recoup overpayments of incentive compensation from an executive officer of our Company when (i) such incentive compensation was overpaid as a result of the restatement of the reported financial or operating results of our Company due to non-compliance with financial reporting requirements under the securities laws and the restatement is not due to a change in accounting policy or applicable law, and (ii) the executive officer engaged in misconduct that caused or contributed, directly or indirectly, to the non-compliance that resulted in the obligation to restate our Company’s reported results.
“Incentive compensation” under the Recoupment Policy includes all annual and long-term cash incentive awards, equity awards, and equity-based performance awards that are granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. “Overpayment” under the Recoupment Policy means incentive compensation granted, paid to, issued or vested in excess of the incentive compensation that would have been paid or granted or would have vested had the actual payment, granting or vesting been calculated based on accurate data or restated results.
38	| 2020 Proxy Statement

The Recoupment Policy applies to all incentive compensation, granted, paid or credited after April 24, 2017. Our Board and the Compensation Committee may instruct our Company to recover and/or cancel any overpayment made at any time through the end of the third fiscal year following the year for which inaccurate performance criteria were measured. If steps have been taken within this period to restate our Company’s results, the time period shall be extended until the restatement is completed.
Deductibility of Certain Executive Compensation
Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to “covered employees.” Prior to the Tax Cuts and Jobs Act of December 2017, the Code provided an exception that generally excluded from the calculation of the $1 million cap compensation that was based on the attainment of pre-established, objective performance goals established under a shareholder approved plan. Historically, the Compensation Committee considered, among other things, the impact of this exclusion for performance-based compensation when developing and implementing our executive compensation programs. Annual cash incentive awards under our short-term incentive program, and restricted stock equivalent awards under our long-term incentive program have generally been designed in a manner intended to meet the requirements under the exclusion, although we could not guarantee such treatment given the complex nature of the performance-based compensation requirements.
The new tax legislation removed the exception for performance-based compensation (unless the compensation qualifies for certain transition relief, the scope of which is currently uncertain) for taxable years beginning after December 31, 2017. The definition of “covered employees” was also expanded to include a company’s chief financial officer (in addition to the chief executive officer and three other most highly paid executive officers), plus any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016.
While the Compensation Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Compensation Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes and retain the ability to provide compensation that may not qualify as deductible under Section 162(m).
| 2020 Proxy Statement	39

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Compensation Committee has reviewed and discussed our Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

Respectfully submitted, Rakesh Sachdev, Chairperson Daniel J. Heinrich Carla C. Hendra R. David Hoover James C. Johnson

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

40	| 2020 Proxy Statement

 SUMMARY COMPENSATION TABLE
This Summary Compensation Table sets forth information for compensation relating to fiscal years 2020, 2019 and 2018. For a discussion of fiscal year 2020 compensation, see “Compensation Discussion and Analysis” above.
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compen- sation (1)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (4)	All Other Compen- sation (5)	Total
Rod R. Little President and Chief Executive Officer	2020	$991,667	$0	$3,600,006	$900,009	$ 872,494	$0	$97,913	$6,462,089
	2019	$820,833	$0	$4,960,692	$445,015	$ 540,534	$0	$50,192	$6,817,266
	2018	$408,788	$0	$724,673	$0	$ 209,224	$0	$23,156	$1,365,841
Daniel J. Sullivan Chief Financial Officer	2020	$707,917	$0	$1,440,061	$220,001	$ 377,069	$0	$18,906	$2,763,954
	2019	$342,500	$0	$1,500,022	$0	$ 662,296	$0	$1,311	$2,506,129
Colin A. Hutchison Chief Operating Officer	2020	$603,852	$0	$880,037	$220,001	$ 367,997	$0	$73,835	$2,145,722
	2019	$580,000	$0	$2,000,045	$200,010	$ 313,223	$0	$99,711	$3,192,989
	2018	$580,000	$0	$832,080	$208,007	$ 297,090	$39,013	$67,851	$2,024,041
John N. Hill Chief Human Resources Officer	2020	$426,783	$0	$1,064,070	$126,002	$ 195,742	$48,225	$38,064	$1,898,886
	2019	$391,400	$0	$1,200,044	$100,012	$ 158,528	$73,006	$38,394	$1,961,384
	2018	$390,450	$0	$400,019	$100,004	$ 160,388	$40,421	$40,710	$1,125,101
Marisa B. Iasenza Chief Legal Officer and Corporate Secretary	2020	$448,750	$0	$1,040,050	$120,002	$ 204,846	$0	$17,406	$1,831,054
	2019	$435,000	$0	$1,200,044	$100,012	$ 176,188	$0	$17,461	$1,928,705
(1)
All awards under our Executive Officer Bonus Program are based upon achievement of Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year under these programs have been included in the Non-Equity Incentive Plan Compensation column of this table. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Short-Term Incentive Program—Annual Cash Bonus.”

(2)
The amounts listed in the column include both time-vesting and performance-based restricted stock equivalent grants awarded in fiscal 2020 to our named executive officers. The value of the performance-based award is calculated in accordance with the Financial Accounting Standard Board’s (“FASB”) ASC Section 718. Our Company records estimated expense for performance-based grants based on target achievement of performance metrics for the three-year period, unless evidence exists that achievement above or below target for the applicable performance metric is more likely to occur. Following is the maximum value, if paid, for the performance award granted in fiscal 2020, based on the grant date value: Mr. Little, $4,500,007; Mr. Sullivan, $1,660,047; Mr. Hutchison, $1,100,023; Mr. Hill, $1,190,082; and Ms. Iasenza, $1,160,025.

(3)
The amounts listed in the column reflect the aggregate grant date fair value of stock options granted to our named executive officers calculated in accordance with FASB ASC Section 718, and do not reflect actual amounts paid to them, or realized by them, or that may be realized upon exercise by them. Assumptions used in the calculation of these amounts are included in “Note 13. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

| 2020 Proxy Statement	41

(4)	The amounts reported in this column with respect to fiscal 2020 consist of the following:
Name	Change in Pension Value (i)	Above-market Earnings on Non-Qualified Deferred Compensation	Total
Mr. Little	$0	$0	$0
Mr. Sullivan	$0	$0	$0
Mr. Hutchison	$0	$0	$0
Mr. Hill	$8,142	$36,705	$44,847
	$3,378 (ii)	$0	$3,378
Ms. Iasenza	$0	$0	$0
(i)
Unless otherwise noted, these amounts reflect the aggregate changes in the actuarial present value of accumulated benefits under our defined benefit pension plan and the SERP, which are described in the narrative to the “Pension Benefits Table.” For the final average earnings formula benefit under the defined benefit pension plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2020. To the extent that payments under the defined benefit pension plan exceed limitations imposed by the Internal Revenue Service, the excess will be paid under the terms of the SERP. This also includes above-market earnings on non-qualified deferred compensation in our deferred compensation plan.

(ii)
The amount shown for Mr. Hill reflects his participation in the Pension Plan for Employees of Edgewell Personal Care, which is a frozen plan in Canada. Amounts converted from Canadian dollars into U.S. dollars at the exchange rate of 1 CAD equals 0.75071 USD, the exchange rate in effect on September 30, 2020.

(5)	The amounts reported in this column with respect to fiscal 2020 consist of the following:
Name	Company Matching Contributions 401(k) Plan (i)	Company Matching Contributions ESIP (i)	Term Life Insurance Premiums (ii)	Executive Financial Planning Program (iii)	HSA Employer Contribution (iv)	Wellness Credit (v)	AD&D and LTD Insurance Premiums (vi)	Total
Mr. Little	$17,100	$68,732	$102	$10,000	$1,500	$275	$204	$97,913
Mr. Sullivan	$17,100	$0	$102	$0	$1,500	$0	$204	$18,906
Mr. Hutchison	$17,100	$36,993	$102	$0	$1,125	$0	$204	$73,835 (vii)
Mr. Hill	$17,248	$16,582	$102	$3,728	$0	$200	$204	$38,064
Ms. Iasenza	$17,100	$0	$102	$0	$0	$0	$204	$17,406
(i)	Company matching contributions or accruals in our 401(k) plan and ESIP.
(ii)	Term life insurance premiums paid by our Company for the first $50,000 of coverage for each of the named executive officers.
(iii)	We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums.
(iv)	Our Company pays an annual contribution to a Health Savings Account for each executive who elects to participate.
(v)	Our Company pays an annual wellness credit for each executive who completes a biometric screening and health survey.
(vi)	Our Company pays the premiums for Group Accidental Death & Dismemberment ($12.00 per person) and Group Long-Term Disability ($192 per person).
(vii)	In addition to the other amounts reported in the table, All Other Compensation for Mr. Hutchison includes a housing allowance of $15,000 and a car allowance of $3,311.
The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of our Company, review requests for contributions to charitable organizations from employees, officers, directors, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual. Our Company will continue to honor requests under the charitable trust guidelines as long as funds exist at an appropriate level to do so.
42	| 2020 Proxy Statement

GRANTS OF PLAN-BASED AWARDS
Awards to the NEOs, and to other key executives, were made in fiscal 2020 under two separate plans or programs:
•
our short-term incentive program, pursuant to which potential cash awards were granted, dependent upon achievement of Company performance measures established at the beginning of the term of the program, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Short-Term Incentive Program—Annual Cash Bonus,” and

•
our long-term incentive program, pursuant to which RSE awards (performance-based and time-vesting) and stock option awards were granted under the terms of our A&R 2018 Plan as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Programs—Equity Awards (Restricted Stock Equivalents and Options).”

GRANTS OF PLAN-BASED AWARDS TABLE
Name	Type of Award	Meeting Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards (1)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Little	Bonus: Annl.Perf. (2)			$575,000	$1,150,000	$2,300,000
	Perf Awd: RSE (3)	11/7/19	11/14/19							42,939			$1,350,002
	Perf Awd: PRSE (4)	11/7/19	11/14/19				35,783	71,565	143,130				$2,250,004
	Perf Awd: Options (5)	11/7/19	11/14/19								96,464	$31.44	$900,009
Mr. Sullivan	Bonus: Annl.Perf. (2)			$248,500	$497,000	$994,000
	Perf.Awd: RSE (3)	11/7/19	11/14/19							10,497			$330,026
	Perf.Awd: PRSE (4)	11/7/19	11/14/19				8,747	17,494	34,988				$550,011
	Perf Awd: Options (5)	11/7/19	11/14/19								23,580	$31.44	$220,001
	Perf.Awd: RSE (6)	2/25/20	4/1/20							12,028			$280,012
	Perf.Awd: PRSE (7)	2/25/20	4/1/20				6,014	12,028	24,056				$280,012
Mr. Hutchison	Bonus: Annl.Perf. (2)			$250,029	$500,058	$1,000,117
	Perf.Awd: RSE (3)	11/7/19	11/14/19							10,497			$300,026
	Perf.Awd: PRSE (4)	11/7/19	11/14/19				8,747	17,494	34,988				$550,011
	Perf Awd: Options (5)	11/7/19	11/14/19								23,580	$31.44	$220,001
Mr. Hill	Bonus: Annl.Perf. (2)			$129,000	$258,000	$516,000
	Perf.Awd: RSE (3)	11/7/19	11/14/19							6,012			$189,017
	Perf.Awd: PRSE (4)	11/7/19	11/14/19				5,010	10,020	20,040				$315,029
	Perf Awd: Options (5)	11/7/19	11/14/19								13,505	$31.44	$126,002
	Perf.Awd: RSE (6)	2/25/20	4/1/20							12,028			$280,012
	Perf.Awd: PRSE (7)	2/25/20	4/1/20				6,014	12,028	24,056				$280,012
Ms. Iasenza	Bonus: Annl.Perf. (2)			$135,000	$270,000	$540,000
	Perf.Awd: RSE (3)	11/7/19	11/14/19							5,726			$180,025
	Perf.Awd: PRSE (4)	11/7/19	11/14/19				4,771	9,542	19,084				$300,000
	Perf Awd: Options (5)	11/7/19	11/14/19								12,862	$31.44	$120,002
	Perf.Awd: RSE (6)	2/25/20	4/1/20							12,028			$280,012
	Perf.Awd: PRSE (7)	2/25/20	4/1/20				6,014	12,028	24,056				$280,012
(1)
This represents the grant date fair value calculated in accordance with FASB ASC Section 718, excluding forfeiture assumptions. For time-vesting awards, the value includes 100% of such awards, with no reduction for potential forfeiture.

(2)	These represent the amounts which potentially could have been earned under the fiscal 2020 Executive Officer Bonus Program.
(3)
These restricted stock equivalents (time-vested) awarded on November 14, 2019 will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation Table.”

(4)
These restricted stock equivalents (performance-based) awarded on November 14, 2019, will vest upon release of our earnings for the fiscal year ending September 30, 2022 if the officer remains employed with us at that time and if specified performance criteria are met, subject to the exercise of negative discretion by the Compensation Committee. The performance criteria for these awards is Cumulative Adjusted Net Sales for the “Performance Period” beginning on October 1, 2019 and ending on September 30, 2022 (50%), and Cumulative Adjusted EBITDA for the Performance Period (50%). The percentage of the PRSEs vesting will range from 0% to 100% based on performance. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.

| 2020 Proxy Statement	43

(5)
These stock options awarded on November 14, 2019, will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Option Awards” column of the “Summary Compensation” table. The exercise price of $31.44 per share reflects the closing market price of our common stock on the date of grant.

(6)
These restricted stock equivalents (time-vested) awarded on April 1, 2020, will vest in three equal installments on each of the first three anniversaries of the date of grant if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.

(7)
These restricted stock equivalents (performance-based) awarded on April 1, 2020, will vest upon release of our earnings for the fiscal year ending September 30, 2022 if the officer remains employed with us at that time and if specified performance criteria are met, subject to the exercise of negative discretion by the Compensation Committee. The performance criteria for these awards is Cumulative Adjusted Net Sales for the “Performance Period” beginning on October 1, 2019 and ending on September 30, 2022 (50%), and Cumulative Adjusted EBITDA for the Performance Period (50%). The percentage of the PRSEs vesting will range from 0% to 100% based on performance. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation” table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following types of equity awards have been granted to the NEOs, and remain unvested, or, in the case of non-qualified stock options, unvested or unexercised, as of September 30, 2020.
•
RSEs that vest over a period of time and at vesting convert into non-restricted shares of our common stock. As of September 30, 2020, we had outstanding unvested RSE awards with initial vesting terms of equal installments on each of the first three anniversaries of the grant date. Unvested RSE awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below.

•
RSEs that vest subject to the achievement of performance-based conditions and at vesting convert into non-restricted shares of our common stock. As of September 30, 2020, we had outstanding unvested RSE awards with performance-based vesting conditions that will vest on the date that our Company releases earnings for the fiscal year ending September 30, 2021, subject to satisfaction of specific performance criteria being met. The performance metrics are the Adjusted Earnings Per Share of our Company for the 2021 fiscal year, the Adjusted Cumulative Free Cash Flow of our Company for the 2021 fiscal year as a percentage of Adjusted Net Sales of our Company for fiscal year 2019 through fiscal year 2021, and the achievement of targeted Project Fuel savings for the period ended September 30, 2021. The percentage of PRSEs vesting will range from 0% to 100% based on actual performance. In addition, we had outstanding unvested restricted stock equivalent awards with performance-based vesting conditions that will vest on the date that our Company releases earnings for the fiscal year ending September 30, 2022, subject to satisfaction of specific performance criteria being met. The performance metrics are Cumulative Adjusted Net Sales for the “Performance Period” beginning on October 1, 2019 and ending on September 30, 2022 (50%) and Cumulative Adjusted EBITDA for the Performance Period (50%). The percentage of the PRSEs vesting will range from 0% to 100% based on performance. Unvested awards are included under “Stock Awards—Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” in the table below.

•
Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to the closing price of our common stock on the grant date. These options become exercisable in equal installments on each of the first three anniversaries of the grant date and remain exercisable over the ten-year period following grant. Outstanding option awards are described under “Option Awards,” in the table below.

RSEs and non-qualified stock options were granted under the terms of our A&R 2018 Plan.
44	| 2020 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Little	5,141	10,280 (2)	$42.71	11/15/2028	4,683 (5)	$130,562	79,607 (8)	$2,219,443
	6,187	12,374 (3)	44.74	3/1/2029	5,476 (6)	152,671	115,919 (8)	3,231,822
	0	96,464 (4)	31.44	11/14/2029	42,939 (7)	1,197,139	143,130 (9)	3,990,464
Mr. Sullivan	0	23,580 (4)	$31.44	11/14/2029	5,638 (10)	$157,187	45,106 (8)	$1,257,555
					10,497 (7)	292,656	34,988 (9)	975,465
					12,028 (11)	335,341	24,056 (9)	670,681
Mr. Hutchison	17,379 (12)	0	$100.68	7/6/2025	1,766 (15)	$49,236	17,658 (16)	$492,305
	14,695 (13)	0	74.70	11/3/2026	4,683 (5)	130,562	79,607 (8)	2,219,443
	8,513	4,256 (14)	58.90	11/13/2027	10,497 (7)	292,656	34,988 (9)	975,465
	5,141	10,280 (2)	42.71	11/15/2028
		23,580 (4)	31.44	11/14/2029
Mr. Hill	17,379 (12)	0	$100.68	7/6/2025	849 (15)	$23,670	8,489 (16)	$236,673
	14,695 (13)	0	74.70	11/3/2026	2,342 (5)	65,295	49,169 (8)	1,370,832
	4,093	2,046 (14)	58.90	11/13/2027	6,012 (7)	167,615	20,039 (9)	558,687
	2,571	5,140 (2)	42.71	11/15/2028	12,028 (11)	335,341	24,056 (9)	670,681
	0	13,505 (4)	31.44	11/14/2029
Ms. Iasenza	2,571	5,140 (2)	$42.71	11/15/2028	2,342 (5)	$65,295	49,169 (8)	$1,370,832
	0	12,862 (4)	31.44	11/14/2029	5,726 (7)	159,641	19,084 (9)	532,062
					12,028 (11)	335,341	24,056 (9)	670,681
(1)	Values based on the closing price of our Company’s common stock on the NYSE on September 30, 2020, the last business day of the fiscal year, of $27.88.
(2)	Represents stock options granted on 11/15/2018 which will vest ratably on 11/15/2020 and 11/15/2021. As of the date of this proxy, two-thirds of these options will have vested.
(3)	Represents stock options granted on 3/1/2019 which will vest ratably on 3/1/2021 and 3/1/2022. As of the date of this proxy, one-third of these options will have vested.
(4)	Represents stock options granted on 11/14/2019 which will vest ratably on 11/14/2020, 11/14/2021 and 11/14/2022. As of the date of this proxy, one-third of these options will have vested.
(5)	Represents restricted stock equivalents granted on 11/15/2018 which will vest ratably on 11/15/2020 and 11/15/2021. As of the date of this proxy, two-thirds of this award will have vested.
(6)	Represents restricted stock equivalents granted on 3/1/2019 which will vest ratably on 3/1/2021 and 3/1/2022. As of the date of this proxy, one-third of this award will have vested.
(7)	Represents restricted stock equivalents granted on 11/14/2019 which will vest ratably on 11/14/2020, 11/14/2021 and 11/14/2022. As of the date of this proxy, one-third of this award will have vested.
(8)
Represents maximum number of performance stock equivalents granted on 11/15/2018, 3/1/2019 and 4/1/2019 that may vest on the date that our Company releases its earnings for the fiscal year ending September 30, 2021 if specified performance criteria are met, subject to the exercise of negative discretion by the Compensation Committee. The performance metrics for this award are the Adjusted Diluted EPS of the Company for the 2021 fiscal year (60% weight) and Adjusted Cumulative Free Cash Flow as a Percent of Adjusted Net Sales for the three-year period commencing October 1, 2018 and ending on September 30, 2021 (40% weight), and achievement of targeted Project Fuel savings for the period ended September 30, 2021.

| 2020 Proxy Statement	45

(9)
Represents maximum number of performance stock equivalents granted on 11/14/2019 and 4/1/2020 that may vest on the date that our Company releases its earnings for the fiscal year ending September 30, 2022 if specified performance criteria are met, subject to the exercise of negative discretion by the Compensation Committee. The performance metrics for this award are (a) Cumulative Adjusted Net Sales for the “Performance Period” beginning on October 1, 2019 and ending on September 30, 2022 (50%), and (b) Cumulative Adjusted EBITDA for the Performance Period (50%).

(10)	Represents restricted stock equivalents granted on 4/1/2019 which will vest on 4/1/2021. As of the date of this proxy, half of this award will have vested.
(11)	Represents restricted stock equivalents granted on 4/1/2020 which will vest ratably on 4/1/2021, 4/1/2022 and 4/1/2023.
(12)	Represents stock options granted on 7/6/2015 which are fully vested and exercisable.
(13)	Represents stock options granted on 11/3/2016 which are fully vested and exercisable.
(14)	Represents stock options granted on 11/13/2017 which will vest on 11/13/2020. As of the date of this Proxy Statement, all of these stock options will be fully vested and exercisable.
(15)	Represents restricted stock equivalents granted on 11/13/2017 which will vest ratably on 11/13/2020. As of the date of this proxy, all of these RSEs will have vested.
(16)
Represents the maximum number of performance stock equivalents granted on 11/13/2017 that may vest on the date that our Company releases our earnings for the fiscal year ending September 30, 2020 if specified performance criteria are met. The performance metrics for this award are the Adjusted Diluted EPS of our Company for the 2020 fiscal year and Adjusted Cumulative Free Cash Flow as a Percentage of Net Sales for the three-year performance period commencing October 1, 2017 and ending on September 30, 2020.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Mr. Little	0	$0	12,762	$365,132
Mr. Sullivan	0	$0	5,639	$131,276
Mr. Hutchison	0	$0	5,417	$176,508
Mr. Hill	0	$0	3,329	$111,022
Ms. Iasenza	0	$0	5,333	$164,639
(1)
In fiscal 2020, time-based RSEs granted to each of the officers in fiscal 2016, 2017, 2018 and 2019 vested in accordance with the terms of the awards. Upon vesting, the equivalents converted into shares of our common stock, which were then issued to the officers free of any restrictions.

46	| 2020 Proxy Statement

PENSION BENEFITS
Prior to January 1, 2014, our defined benefit pension plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits under the tax rules. Our SERP provided a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. As of December 31, 2013, which was the end of the first quarter of our 2014 fiscal year, the plans were frozen and future retirement service benefits are no longer accrued under these plans.
The Retirement Accumulation Account (“RAA”) that was effective from January 1, 2010 to December 31, 2013, included the future retirement benefits of the active participants in our defined benefit pension plan, including certain of the NEOs, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that was reset annually. As a transition for older/longer-tenured employees, who may have had less time to adjust their retirement planning, including the NEOs with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, such employees received an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more as of December 31, 2009 received an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with our Company).
The defined benefit pension plan has used other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009, such as:
•
Final Average Pay (“FAP”). The traditional FAP benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset.

•
Pension Equity (“PEP”) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three-year vesting period. PEP was applied for the participating named executive officers.

•
PensionPlus Match Account (“PPMA”). The PPMA generally provided a 325% match under our defined benefit pension plan to those participants who made an after-tax contribution of 1% of their annual earnings to our 401(k) plan. To the extent an officer’s PPMA benefit was unavailable due to tax limits, the benefit was restored under our ESIP and not the SERP. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was eliminated for all employees as of the end of calendar year 2009.

The RAA, PEP and PPMA all continue to receive interest credits from January 1, 2010 to the date the benefits commence.
The Pension Plan for Employees of Edgewell Personal Care is a defined benefit type plan for certain of our employees in Canada similar to the defined benefit pension plan for U.S. employees. Prior to July 1, 2015, this plan covered essentially all of our Canadian employees. As of July 1, 2015, this plan was frozen and future benefits are no longer accrued under the plan. Mr. Hill participated in this plan but ceased earning additional accrued benefits under this plan when he transferred to the U.S. in August 2005.
| 2020 Proxy Statement	47

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mr. Little	Edgewell Personal Care Company Defined Benefit Plan	0	$0	$0
	Edgewell Personal Care Company SERP	0	$0	$0
Mr. Sullivan	Edgewell Personal Care Company Defined Benefit Plan	0	$0	$0
	Edgewell Personal Care Company SERP	0	$0	$0
Mr. Hutchison	Edgewell Personal Care Company Defined Benefit Plan	0	$0	$0
	Edgewell Personal Care Company SERP	0	$0	$0
Mr. Hill	Edgewell Personal Care Company Defined Benefit Plan	8.42	$250,235	$0
	Edgewell Personal Care Company SERP	8.42	$141,896	$0
	Pension Plan for Employees of Edgewell Personal Care (2)	1.58	$41,364	$0
Ms. Iasenza	Edgewell Personal Care Company Defined Benefit Plan	0	$0	$0
	Edgewell Personal Care Company SERP	0	$0	$0
(1)
Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 12. Retirement Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

(2)
The amount shown for Mr. Hill reflects his participation in the Pension Plan for Employees of Edgewell Personal Care, which is a frozen plan in Canada. Amounts are converted from Canadian dollars into U.S. dollars at the exchange rate of 1 CAD equals 0.75071 USD as of September 30, 2020.

48	| 2020 Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION
We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.
Deferred Compensation Plan
Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter three-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited into a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2020, the rate credited under this fund was 5.00% through October 31, 2019; 4.75% through March 4, 2020; 4.25% through March 16, 2020; and 3.25% through September 30, 2020. Interest equivalents are credited on a daily basis to the prime rate fund. Previously, executives could elect to also credit amounts under the plan to an Edgewell common stock unit fund or Vanguard tracking funds. On November 16, 2014, the Vanguard tracking fund option was eliminated for all non-director participants, and on December 15, 2014, the Edgewell common stock unit fund was eliminated for all non-director participants.
Until January 2013, deferrals of cash bonuses into the Edgewell common stock unit fund during each calendar year were increased by a 25% match from Edgewell (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least one year). Vesting will accelerate upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of our Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our Board, or (iii) a majority of the continuing directors approve a declaration that a change in control has occurred). Effective January 1, 2013, executives no longer have the opportunity to defer portions of their salary and bonus compensation under our Company’s deferred compensation plan, or to receive a Company match on the qualifying portion of the deferral.
Account balances for executives who were employed at our former parent, Ralston Purina Company (“Ralston”), prior to our spin-off in 2000, also generally include amounts credited during that prior employment. Ralston assigned liability for such amounts to us in the spin-off of our Company from Ralston. Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.
Executive Savings Investment Plan
Under the terms of our ESIP, amounts that would be contributed, either by an executive or by our Company on the executive’s behalf, to our 401(k) plan but for tax limitations, are credited to the non-qualified ESIP. Under that plan, executives may elect to defer their contributions and Company contributions in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our 401(k) plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the ESIP, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment.
| 2020 Proxy Statement	49

NON-QUALIFIED DEFERRED COMPENSATION TABLE
Name	Plan	Executive Contributions in Fiscal 2020 ($)(1)	Edgewell Contributions in Fiscal 2020 ($)(2)	Aggregate Earnings in Fiscal 2020 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 9/30/2020 ($)(5)
Mr. Little	Deferred Compensation Plan	$0	$0	$0	$0	$0
	ESIP	$84,110	$68,732	$47,582	$0	$303,654
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$84,110	$68,732	$47,582	$0	$303,654
Mr. Sullivan	Deferred Compensation Plan	$0	$0	$0	$0	$0
	ESIP	$31,950	$0	$1,277	$0	$33,227
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$31,950	$0	$1,277	$0	$33,227
Mr. Hutchison	Deferred Compensation Plan	$0	$0	$0	$0	$0
	ESIP	$38,078	$36,993	$14,956	$0	$198,594
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$38,078	$36,993	$14,956	$0	$198,594
Mr. Hill	Deferred Compensation Plan	$0	$0	$114,373	$0	$2,933,122
	ESIP	$35,119	$16,582	$172,959	$0	$1,651,329
	Deferred Vested Stock Equiv.	$0	$0	$0	$0	$0
	Total	$35,119	$16,582	$287,332	$0	$4,584,451
Note: Ms. Iasenza elected not to participate in the ESIP during FY2020 and, therefore, she is not included in this table.
(1)
Since 2012, our officers have no longer been eligible to contribute to the deferred compensation plan. The officer contributions to our ESIP during fiscal 2020 consist of deferrals of salary earned with respect to fiscal 2020.

(2)
Our contributions to our ESIP consist of Company contributions which would have otherwise been contributed to the 401(k) plan but for limitations imposed by the Internal Revenue Service. These amounts, in their entirety, are included in the “All Other Compensation” column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:
•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our 401(k) plan,
•	in the case of the prime rate option of our deferred compensation plan, the actual fund return rates,
•	the appreciation or depreciation in value of each of the investment options in the plans between October 1, 2019 and September 30, 2020, and
•	the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below).
The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” of the “Summary Compensation Table.”
(4)	Officers were previously allowed to defer conversion of vesting restricted stock equivalents until their termination of employment from our Company.
(5)
The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.” The balances also reflect earnings and losses during the past fiscal year. Of the aggregate balances shown in this column, with respect to our ESIP, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for prior years:

•	Mr. Little - $100,484;
•	Mr. Hutchison - $101,729; and
•	Mr. Hill - $322,935.
The balances also reflect earnings and losses during the past fiscal year.
50	| 2020 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We have not entered into general employment agreements with any of our named executive officers. However, equity awards under our 2009 Stock Plan and our A&R 2018 Plan, and our deferred compensation plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment. In September 2016, we instituted an executive severance plan in which our NEOs and certain of our other key employees participate which provides benefits to participants in the event of an involuntary termination without cause or a voluntary termination as a result of good reason, as such terms are defined in the plan, including severance compensation, payment for accrued but unpaid paid time off and payments in respect of the monthly premium cost for group health plan benefits. Prior to April 25, 2019, we had entered into change in control agreements with our NEOs and certain of our other key employees which provide for severance compensation, acceleration of vesting and continuation of benefits upon qualified termination of employment following a change in control. Effective as of April 25, 2019, we have replaced the individual change in control agreements with a Change in Control Plan.
The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.
The information is based on the following assumptions:
•
the event of termination (death, permanent disability, involuntary termination or voluntary termination), or a change in control of our Company, occurred on September 30, 2020, the last day of our fiscal year;

•	the market value of our common stock on that date was $27.88 (the actual closing price on September 30, 2020, the last trading day of fiscal 2020);
•	each of the officers were terminated on that date; and
•	the U.S. corporate tax rate was 21%, individual federal tax rate was 37%, Connecticut state tax rate was 7% and FICA was 2.35%.
This information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees—such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our SERP and ESIP), health, welfare and disability benefits, and accrued vacation pay.
The information below also does not include amounts under our deferred compensation plan or ESIP that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation Table,” except to the extent that an officer is entitled to an accelerated benefit as a result of the termination. Any acceleration of equity awards would also include acceleration of dividends payable with respect to such awards, if any.
Death, Permanent Disability or Termination of Employment (Other Than Under the Executive Severance Plan or Upon a Change in Control)
Upon an officer’s death, permanent disability, involuntary termination, voluntary termination and, in some cases, retirement, the following long-term incentive awards may provide for acceleration of vesting. Awards are accelerated on a pro rata basis for retirement after attainment of age 55 with ten years of service if granted 12 or more months prior to retirement date. No awards are accelerated upon voluntary termination or involuntary termination.
Long-Term Incentive Award	Involuntary Termination or Voluntary Termination	Death	Permanent Disability	Retirement After Age 55 with 10 years of Service
Three-year time-based restricted stock equivalent and stock options granted 11/15/2018, 11/14/2019 and 4/1/2020.	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance-based restricted stock equivalent awards granted 11/15/2018, 11/14/2019 and 4/1/2020.	Forfeited	Accelerated	Pro Rata Vesting	Pro Rata Vesting
| 2020 Proxy Statement	51

The value of awards which would be accelerated for our NEOs upon death, permanent disability or retirement as of September 30, 2020 is shown in the following chart. The value of accelerated restricted stock equivalents reflects a stock price of $27.88 (the closing price of our common stock on September 30, 2020). Stock market changes since September 30, 2020 are not reflected in these valuations.
Name	Accelerated Restricted Stock Equivalents
	Death	Permanent Disability	Retirement After Age 55 With 10 years of Service
Mr. Little	$6,201,293	$3,738,150	$0
Mr. Sullivan	$2,237,049	$1,373,945	$0
Mr. Hutchison	$2,069,932	$1,374,865	$146,243
Mr. Hill	$1,892,048	$1,253,773	$72,233
Ms. Iasenza	$1,847,077	$1,217,686	$0
Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten-year period, commencing six months from the date of termination.
In the event an officer’s employment is terminated due to permanent disability, our Company provides basic long-term disability benefits of 40% of the officer’s previous year’s salary and bonus up to $240,000. He or she may also be entitled to benefits under our optional long-term disability plan, which pays a supplemental benefit equal to a total of 66-2/3% of the officer’s previous year’s salary and bonus up to $240,000. As noted in the “Summary Compensation Table,” our Company pays the premiums for $50,000 of term life insurance for all U.S. employees, including the NEOs.
Executive Severance Plan
Our executive severance plan provides benefits to a number of our Company’s executives, including the NEOs (each an “Eligible Employee”), in the event of a qualifying termination (“Qualifying Termination”), which includes an involuntary termination without cause or a voluntary termination as a result of good reason. Under the plan:
•
“Cause” includes (i) the failure of an Eligible Employee to make a good faith effort to substantially perform his or her duties or an Eligible Employee’s insubordination with respect to a specific directive; (ii) an Eligible Employee’s dishonesty, negligence in the performance of his or her duties or engaging in willful misconduct, which in the case of any such negligence, has caused or is reasonably expected to result in direct or indirect material injury to our Company; (iii) breach by an Eligible Employee of any material provision of any written agreement with our Company or material violation of any Company policy; or (iv) an Eligible Employee’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud.

•
“Good reason” includes (i) a material diminution of an Eligible Employee’s base compensation or bonus opportunity; (ii) a material diminution of an Eligible Employee’s authority, duties, or responsibilities; or (iii) a change in the principal place of an Eligible Employee’s employment to a location that is more than 50 miles distant from the Eligible Employee’s then current principal place of employment.

Post-termination benefits for each NEO under the plan consist of a lump sum payment equal to:
•
1.5 times the officer’s annual base salary plus a severance bonus equal to the target short-term incentive plan bonus for the officer for the current fiscal year, except in the case of our Chief Executive Officer (Mr. Little), where such payment will be equal to two times;

•	the accrued but unpaid paid time off available to the officer; and
•	1.5 times the monthly premium cost for group health plan benefits for the officer multiplied by 18, except in the case of Mr. Little, where the health costs will be multiplied by 24.
Such benefits are subject to reduction under certain circumstances, including to the extent necessary to avoid certain federal excise taxes. In addition, no benefits will be paid to the extent duplicative of benefits under a change in control or similar agreement with our Company.
52	| 2020 Proxy Statement

The payment of benefits under the plan is conditioned upon, among other things, the officer executing a general release in our Company’s favor, which shall include confidentiality, non-solicitation, non-disparagement and non-competition obligations of the officer.
Estimated Payments and Benefits
Based on the assumptions set out above, the following sets forth estimated payments to our NEOs upon a Qualifying Termination as of September 30, 2020 under the executive severance plan:
Name	Severance Salary Payment	Severance Bonus Payment	Health & Welfare Benefits	Accrued Paid Time Off	Total
Mr. Little	$2,000,000	$2,300,000	$66,421	$119,231	$4,485,652
Mr. Sullivan	$1,065,000	$745,500	$59,958	$57,346	$1,927,804
Mr. Hutchison	$900,000	$720,000	$35,785	$48,462	$1,704,246
Mr. Hill	$645,000	$387,000	$62,856	$67,808	$1,162,664
Ms. Iasenza	$675,000	$405,000	$19,197	$36,346	$1,135,544
Change in Control of Our Company
Effective April 25, 2019, we adopted a Change in Control Plan that covers our NEOs.
“Termination for cause” means a termination for willful breach of, or failure to perform, employment duties.
“Good reason” means, among other things, certain changes in the officer’s status or duties, failure to pay certain compensation or awards, relocation of his or her office, or improper termination.
A “Change in control” includes, among other things, acquisition of specified amounts of shares by any person, certain changes in the composition of our incumbent Board, approval of business combinations under certain circumstances, or other matters approved by our Board.
Upon a Participant’s Termination of Employment following a Change in Control, a Participant shall be entitled to the following benefits, provided that such Termination of Employment occurs during the Change in Control Period, and such Termination of Employment is not a result of a Participant’s death, Retirement or Disability and (i) if by the Company, is not for Cause, or (ii) if by Participant, is for Good Reason:
•
Payment in full of Participant’s prorated bonus for the fiscal year in which the Termination of Employment occurs calculated as Participant’s Target Bonus for the fiscal year in which the Termination of Employment occurs, or, if greater, the actual bonus awarded to Participant under any short-term incentive plan(s) of our Company for the fiscal year immediately preceding the fiscal year in which the Termination occurs, divided by 365 and multiplied by the number of calendar days in said year immediately up to the day on which the Termination of Employment occurs, subject to any valid deferral election which was made prior to that time by the Participant under any Company qualified pension plan, non-qualified pension plan, 401(k) plan, excess 401(k) plan or non-qualified deferred compensation plan then in effect;

•
Accelerated vesting of all unvested stock options and restricted stock and stock equivalent awards, including performance awards, that have been granted or sold to the Participant by the Company and which have not otherwise vested;

•
Payment of a Participant’s base salary through Termination of Employment at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which Participant is entitled under any compensation plan(s) or program(s) of our Company applicable to Participant at the time such payments are due under such plan(s) or program(s);

•
Additional pay calculated as the product of a predetermined amount applicable to Participant’s title multiplied by the sum of (x) the greater of (i) Participant’s annual base salary in effect immediately prior to the Termination of Employment, or (ii) Participant’s annual base salary in effect as of the date of the Change in Control, and (y) Participant’s Target Bonus Amount;

| 2020 Proxy Statement	53

•
If not already vested, Participant shall be deemed fully vested as of the Termination of Employment in any Company retirement plan(s) or other written agreement(s) between Participant and our Company relating to pay or other retirement income benefits upon retirement in which Participant was a participant, party or beneficiary immediately prior to the Change in Control, and any additional plan(s) or agreement(s) in which such Participant became a participant, party or beneficiary thereafter;

•
For the period of time after Termination of Employment applicable to Participant’s title, our Company shall continue health, vision, dental, life insurance and long-term disability benefits, including executive benefits, Participant and/or Participant’s family as if Participant’s employment with our Company had not been terminated as of the Termination of Employment, in accordance with our Company’s then-current plans, programs, practices and policies on terms and conditions (including the level of benefits, deductibles and employee payments for such benefits) not less favorable than those which are then being provided to peer executives of our Company;

•
If pursuant to the terms and conditions of any such health or welfare plan or program, our Company is not able to continue Participant’s and/or Participant’s family participation in the plan or program for all or any portion of such period applicable to Participant’s title, our Company will reimburse Participant for the cost of insurance for any such benefit for Participant and/or Participant’s family, for such period as such benefits are not able to be continued pursuant to a plan or program of our Company, less the amount that would have been paid by Participant for such benefits pursuant to our Company’s plan or program; and

•
Six months of outplacement services through a designated provider selected by our Company, terminating six months thereafter or upon the date Participant obtains other employment, whichever date is sooner.

The foregoing is subject to execution by Participant of a Release in favor of our Company no later than 60 days following such Participant’s Termination of Employment, including the Participant’s written acceptance of, and written agreement to comply with, the confidentiality, non-solicitation, non-disparagement and non-competition provisions set forth in the Release.
Estimated Payments and Benefits
Based on the assumptions set out above, the following chart sets forth estimated payments to our NEOs upon termination following a change in control. If a change in control occurs but their employment is not terminated, the CIC Plan provides a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents reflects a stock price of $27.88 (the closing price of our common stock on September 30, 2020, the last trading day of our fiscal year). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2020 are not reflected in these valuations.
Name	Accelerated or Additional Benefits – Termination following Change in Control
	Cash Severance	Retirement Benefits	Restricted Stock Equivalents, Three-Year Performance Awards	Benefits	Excise Tax Reduction	Total
Mr. Little	$7,600,000	$415,666	$6,201,293	$66,421	$0	$14,283,380
Mr. Sullivan	$2,911,000	$159,072	$2,237,049	$53,296	$(506,187) (1)	$4,854,230
Mr. Hutchison	$2,640,000	$129,600	$2,069,932	$31,809	$0	$4,871,341
Mr. Hill	$1,634,000	$104,976	$1,892,048	$55,872	$0	$3,686,896
Ms. Iasenza	$1,710,000	$113,820	$1,847,077	$17,064	$0	$3,687,961
(1)
It was determined that a “golden parachute” excise tax would be due under the Code for Mr. Sullivan and, therefore, we reduced the aggregate amount of the payments that would be payable to an amount such that no excise tax would be due.

54	| 2020 Proxy Statement

Name	Accelerated Awards Upon a Change in Control (No Termination of Employment)
Restricted Stock Equivalents (time-based and performance-based) (1)
Mr. Little	$0
Mr. Sullivan	$0
Mr. Hutchison	$49,236
Mr. Hill	$23,670
Ms. Iasenza	$0
(1)	This table shows the effects of single trigger awards granted in FY2018 which will vest in FY2021.
Chief Executive Officer Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median total compensation of our employees and the total compensation of our Chief Executive Officer, Mr. Little.
We selected September 30, 2020, the last day of our fiscal year, as the determination date for identifying the median employee and base salary as our consistently applied compensation measure (“CACM”). Using this CACM, we identified all employees whose base salary was estimated to be within a narrow range of the median. We selected an individual from this group as our median employee. The median employee selected has a total compensation of $50,613, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The total compensation of our Chief Executive Officer was $6,456,874. As a result, our estimate of the ratio of CEO pay to the median employee pay is 128 to 1.
The above pay ratio may not be comparable to the pay ratio disclosed by our peer companies due to differences in the geographic distribution of the workforce and nature of the work performed and differences in the methodology, reasonable estimates and assumptions we employed compared to different organizations.
| 2020 Proxy Statement	55

EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about our Company’s common stock that may be issued upon the exercise of options, warrants and rights under all our Company’s existing compensation plans as of September 30, 2020:
Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	2,725,345	$67.90	4,411,044
Equity compensation plans not approved by security holders	None	n/a	None
Total	2,725,345	$67.90	4,411,044
(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2020, includes 2,011,349 restricted stock equivalents which have been granted under the terms of our Company’s 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made), our Company’s 2009 Stock Plan and our A&R 2018 Plan, and 713,996 stock option awards which have been granted under the terms of the A&R 2018 Plan and the 2009 Stock Plan.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.
(3)
This number only reflects securities available under the A&R 2018 Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio.

56	| 2020 Proxy Statement

STOCK OWNERSHIP INFORMATION
FIVE PERCENT OWNERS OF COMMON STOCK
The following table shows, as of September 30, 2020, the holdings of our Company’s common stock by any entity or person known to our Company to be the beneficial owner of more than 5% of the outstanding shares of our Company’s common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding (1)
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	6,314,617 (2)	11.6%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	5,609,013 (3)	10.32%
GAMCO Investors, Inc. One Corporate Center, Rye, NY 10580-1435	3,311,100 (4)	6.09%
FMR LLC 245 Summer Street, Boston, MA 02110	5,671,946 (5)	10.445%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Bldg. 1, Austin, TX 78746	2,910,271 (6)	5.36%
(1)	On September 30, 2020, there were 54,355,183 shares of our Company’s common stock outstanding.
(2)
As reported in a statement on Schedule 13G filed with the SEC on February 4, 2020, BlackRock, Inc. and related entities reported, as of December 31, 2019, sole voting power over 6,182,472 shares, and sole dispositive power over 6,314,517 shares.

(3)
As reported in a statement on Schedule 13G filed with the SEC on February 12, 2020, The Vanguard Group and related entities reported, as of December 31, 2019, sole voting power over 51,531 shares, shared voting power over 8,289 shares, sole dispositive power over 5,555,381 shares and shared dispositive power over 53,632 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 45,343 shares, or 0.08%, of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 14,477 shares, or 0.02%, of our common stock as a result of its serving as investment manager of collective trust accounts.

(4)
As reported in a statement on Schedule 13D filed with the SEC on July 20, 2020, GAMCO Investors, Inc. reported, as of July 17, 2020 that Gabelli Funds, LLC, a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 1,250,4590 shares of our common stock with sole voting and dispositive power over those shares. GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 2,037,591 shares of our common stock with sole voting power over 1,962,341 shares and sole dispositive power over 2,037,591 shares. GGCP, Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is the beneficial owner of 11,000 shares of our common stock with sole voting and dispositive power over those shares. Gabelli & Company Investment Advisers, Inc. is the beneficial owner of 1,600 shares of our common stock with sole voting and dispositive power over those shares. Mario J. Gabelli is the beneficial owner of 5,800 shares of our common stock with sole voting and dispositive power over those shares. MJG Associates, Inc. is the beneficial owner of 4,300 shares of our common stock with sole voting and dispositive power over those shares. Associated Capital Group, Inc. is the beneficial owner of 350 shares of our common stock with sole voting and dispositive power over those shares.

(5)
As reported in a statement on Schedule 13G/A filed with the SEC on February 7, 2020, FMR LLC reported, as of February 6, 2020, sole voting power over 310,597 shares and sole dispositive power over 5,671,946 shares. Pursuant to Item 3 classification, the following entities beneficially own shares of our Common Stock: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Investments Money Management, Inc., FMR Co., Inc., and Strategic Advisers LLC. Abigail P. Johnson is a Director, the Chairman and Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity

| 2020 Proxy Statement	57

Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. This filing reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). This filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with SEC Release No. 34-39538 (January 12, 1998).
(6)
As reported in a statement on Schedule 13G filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP reported as of December 31, 2019, sole voting power over 2,821,660 shares and sole dispositive power over 2,910,271 shares of our common stock. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934. The Funds described here have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional Fund Advisors LP disclaims beneficial ownership of all such securities.

58	| 2020 Proxy Statement

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
The table below contains information regarding beneficial common stock ownership by our directors, NEOs, and directors and executive officers as a group as of November 27, 2020. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested RSEs into shares of common stock.
Directors and Executive Officers	Shares Beneficially Owned	% of Shares Outstanding (1) (*denotes less than 1%)
Robert W. Black (2)	3,591	*
George R. Corbin (3)	3,591	*
Daniel J. Heinrich (4)	23,945	*
Carla C. Hendra (5)	9,887	*
R. David Hoover (6)	84,066	*
John C. Hunter, III (7)	31,662	*
James C. Johnson (8)	13,957	*
Joseph D. O’Leary (9)	3,832	*
Rakesh Sachdev (10)	9,887	*
Swan Sit (11)	0
Gary K. Waring (12)	3,832	*
Rod R. Little (13)	80,901	*
Colin A. Hutchison (14)	96,855	*
John N. Hill (15)	82,442	*
Marisa B. Iasenza (16)	21,173	*
Daniel J. Sullivan (17)	14,142	*
All Executive Officers and Directors as a Group (21 persons)	534,856	*
(1)
The number of shares outstanding for purposes of this calculation was the number outstanding as of November 27, 2020 plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by the applicable officer or director, the conversion of vested RSEs as well as equivalents that vest within 60 days of that date and the number of stock equivalents held in the deferred compensation plan.

(2)
For Mr. Black: includes 3,591 shares owned by Mr. Black. Does not include 2,085 and 3,944 unvested RSEs that will convert into shares of our common stock on November 1, 2021 and February 3, 2021, respectively.

(3)
For Mr. Corbin: includes 3,591 shares owned by Mr. Corbin. Does not include 2,085 and 3,944 unvested RSEs that will convert into shares of our common stock on November 1, 2021 and February 3, 2021, respectively.

(4)
For Mr. Heinrich: includes (i) 7,530 shares owned by Mr. Heinrich; (ii) 13,306 vested RSEs deferred until retirement from our Board; and (iii) 3,109 units held in the Deferred Compensation Plan. Does not include 3,944 unvested RSEs which will be deferred.

(5)
For Ms. Hendra: includes (i) 3,156 shares owned by Ms. Hendra; and (ii) 6,731 vested RSEs deferred until retirement from our Board. Does not include 3,944 unvested RSEs that will convert into shares of our common stock on February 3, 2021.

(6)
For Mr. Hoover: includes (i) 25,885 shares owned by Mr. Hoover; (ii) 16,895 vested RSEs deferred until retirement from our Board; (iii) 31,286 units held in the Deferred Compensation Plan; and (iv) 10,000 shares held indirectly in a family trust. Does not include 3,944 unvested RSEs which will convert into shares of our common stock on February 3, 2021.

(7)
For Mr. Hunter: includes (i) 6,603 shares owned by Mr. Hunter; (ii) 8,273 vested RSEs deferred until retirement from our Board; and (iii) 16,786 units held in the Deferred Compensation Plan. Does not include 3,944 unvested RSEs which will be deferred.

| 2020 Proxy Statement	59

(8)
For Mr. Johnson: includes (i) 2,000 shares owned by Mr. Johnson; (ii) 11,789 vested RSEs deferred until retirement from our Board; and (iii) 168 units held in the Deferred Compensation Plan. Does not include 3,944 unvested RSEs which will be deferred.

(9)
For Mr. O’Leary: includes (i) 676 shares owned by Mr. O’Leary; and (ii) 3,156 vested RSEs deferred until retirement from our Board. Does not include 2,164 and 3,944 unvested RSEs that will convert into shares of our common stock on October 1, 2021 and February 3, 2021, respectively.

(10)	For Mr. Sachdev: includes 9,887 vested RSEs deferred until retirement from our Board. Does not include 3,944 unvested RSEs which will be deferred.
(11)	For Ms. Sit: does not include 3,292 and 1,715 unvested RSEs that will convert into shares of our common stock on October 2, 2023 and February 3, 2021, respectively.
(12)	For Mr. Waring: includes 3,832 vested RSEs deferred until retirement from our Board. Does not include 6,108 unvested RSEs which will be deferred.
(13)
For Mr. Little: includes (i) 32,278 shares owned by Mr. Little; and (ii) 48,623 vested but unexercised stock options. Does not include 91,292 unvested RSEs; 420,930 unvested PRSEs or 202,592 unvested stock options.

(14)	For Mr. Hutchison: includes (i) 33,871 shares owned by Mr. Hutchison; and (ii) 62,984 vested but unexercised stock options.
(15)
For Mr. Hill: includes (i) 34,586 shares owned by Mr. Hill; and (ii) 47,856 vested but unexercised stock options. Does not include 23,993 unvested RSEs; 103,443 unvested PRSEs; or 26,514 unvested stock options.

(16)
For Ms. Iasenza: includes (i) 11,744 shares owned by Ms. Iasenza; and (ii) 9,429 vested but unexercised stock options. Does not include 23,802 unvested RSEs; 102,488 unvested PRSEs; or 26,085 unvested stock options.

(17)
For Mr. Sullivan: includes (i) 6,282 shares owned by Mr. Sullivan; and (ii) 7,860 vested but unexercised stock options. Does not include 37,104 unvested RSEs; 122,810 unvested PRSEs; or 43,112 unvested stock options.

Section 16(a) Beneficial Ownership Reporting Compliance
To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the SEC, were made on a timely basis in fiscal 2020.
60	| 2020 Proxy Statement

ADDITIONAL INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board has adopted a written policy regarding the review and approval or ratification of transactions involving our Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning 5% or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of our Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties and determining the extent of the related party’s interest in the transaction.
In adopting the policy, our Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:
•
officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•
transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•
charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•
transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•
transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our Board.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions. During fiscal 2020, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.
OTHER BUSINESS
Our Board knows of no business which will be presented at the Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for director or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2021 Annual Meeting.”
DELIVERY OF DOCUMENTS
Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Proxy Statements and Annual Reports on Form 10-K (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report on Form 10-K (if paper copies of such documents have been delivered or requested), to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report on Form 10-K, either
| 2020 Proxy Statement	61

now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report on Form 10-K, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report on Form 10-K (if paper copies of such documents have been delivered or requested), and would like only one copy to be sent to your household, upon your written or oral request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Corporate Secretary, Edgewell Personal Care Company, 6 Research Drive, Shelton, Connecticut 06484, Telephone No. (203) 944-5500.
SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
Any proposals to be presented at the 2022 Annual Meeting of Shareholders (“2022 Annual Meeting”), which is expected to be held on February 4, 2022, must be received by our Company, directed to the attention of our Corporate Secretary, no later than August 25, 2021 in order to be included in our Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, our Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC.
In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2022 Annual Meeting, the notice would have to be received between October 7, 2021 and November 6, 2021. However, in the event that (i) no annual meeting is held in 2021, or (ii) the date of the 2022 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the Annual Meeting, notice must be received no earlier than the 120th day prior to the date of the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2022 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:
•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on our Board;
•
the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the 2022 Annual Meeting to disclose such ownership as of the record date), which includes:

○
shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;

○	any short interest with respect to our common stock;
○	any derivative instruments held by a partnership in which the nominee has a partnership interest;
○	rights to any performance-related fee based on any increase or decrease in the value of our common stock or any related derivative instrument; and
•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.
In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Corporate Governance Committee may request that the shareholder provide certain additional information required to be disclosed in our Company’s proxy statement under Regulation 14A of the Exchange Act.
In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by our Company during the same period as director nominations described above. Such notice must include a description of the
62	| 2020 Proxy Statement

proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in our Company’s proxy statement.
In each case, the notice must be given to our Corporate Secretary, whose address is Edgewell Personal Care Company, 6 Research Drive, Shelton, Connecticut 06484. A copy of our bylaws will be provided without charge upon written request to our Corporate Secretary.

By order of the Board of Directors,

Marisa Iasenza
December 21, 2020	Chief Legal Officer & Corporate Secretary
| 2020 Proxy Statement	63

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In the “Proxy Statement Summary” and in the “Compensation Discussion and Analysis,” our Company presents certain non-GAAP financial information. This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. We use this non-GAAP information internally to make operating decisions and believe it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management’s incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company’s non-GAAP measures.
The following table presents a reconciliation of Net Earnings (Loss) and Net Earnings (Loss) per diluted share (“EPS”) to Adjusted Net Earnings and Adjusted EPS, a reconciliation of Net Sales to Adjusted Net Sales for fiscal 2020 and 2019, a reconciliation of Net Earnings to EBITDA and Adjusted EBITDA, all of which are non-GAAP measures, and Adjusted Working Capital metrics for the fourth and third quarters of fiscal 2020 and the fourth quarter of fiscal 2019, to improve comparability of results between periods.
The following provides additional detail on our Company’s Non-GAAP measures.
•
Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as impairment charges, restructuring charges, acquisition and integration costs, costs of early debt retirement, gain on sale of infant and pet care business, COVID-19 expenses, feminine and infant care evaluation costs, investor settlement expense, sun care reformulation costs, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

•
Our Company analyzes our net sales on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions, and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the year ended September 30, 2020, the impact of dispositions includes net sales and segment profit activity for the Infant and Pet Care business, which was sold in December 2019. For the year ended September 30, 2020, the impact of acquisitions includes net sales and segment profit activity for the Cremo acquisition, which was acquired on September 2, 2020.

•
Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as impairment charges, restructuring charges, acquisition and integration costs, cost of early debt retirement, gain on sale of infant and pet care business, COVID-19 expenses, feminine and infant care evaluation costs, investor settlement expense, sun care reformulation costs.

•
Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.
| 2020 Proxy Statement	A-1

	Year Ended September 30, 2020
(in millions, except per share data)	Net Earnings	Diluted EPS
Net Earnings (Loss) and Diluted EPS - GAAP (Unaudited)	$67.6	$1.24
Impairment charges	—	—
Restructuring and related costs (1)	38.1	0.70
Acquisition and integration costs (2)	39.8	0.73
Cost of early retirement of long-term debt	26.2	0.48
Gain on sale of Infant and Pet Care business	(4.1)	(0.08)
COVID-19 expenses (3)	4.3	0.08
Feminine and Infant Care evaluation costs (4)	0.3	0.01
Investor settlement expense	—	—
Sun Care reformulation costs	—	—
Impact of dilutive shares (5)	—	—
Income taxes (6)	(23.4)	(0.43)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$148.8	$2.73
Weighted-average shares = Diluted		54.6
(1)
Includes pre-tax SG&A of $13.3 for the year ended September 30, 2020 associated with certain information technology enablement expenses and incentive and retention compensation expenses for Project Fuel. Additionally, includes pre-tax Cost of products sold (“COGS”) of $0.2 related to inventory write-offs associated with Project Fuel.

(2)	Includes pre-tax SG&A of $39.8 related to acquisition and integration costs. Additionally, includes pre-tax COGS of $0.6 related to the valuation of acquired inventory.
(3)
Includes pre-tax COGS of $4.3 which included incremental costs incurred by the Company related to higher benefit and emergency payments, supplies and freight, net of government credits received as a result of the CARES Act.

(4)	Includes pre-tax SG&A of $0.3.
(5)	GAAP EPS was calculated using basic weighted average shares outstanding due to a net loss. Adjusted diluted EPS was calculated using diluted weighted average shares outstanding.
(6)	Includes the impact of the Tax Act totaling $3.6 in Income tax expense for fiscal 2020 in addition to the tax impact of the other adjustments to Net Earnings and Diluted EPS—GAAP.
The following table provides a reconciliation of net sales to adjusted net sales for fiscal 2020.
Net Sales
Net Sales - Total Company
For the Year Ended September 30, 2020
Net sales	$1,949.7
Impact of Infant Sale versus plan	94.8
Impact of currency versus plan	(7.9)
Adjusted Net Sales	$2,036.6
A-2	| 2020 Proxy Statement

Gross Margin - Total Company
For the Year Ended September 30, 2020
Gross Profit	$880.9
Impact of COVID-19 expenses	4.3
Impact of Acquisitions	0.6
Impact of Project Fuel	0.2
Impact of Sun Care reformulation	—
Adjusted Gross Profit	$886.0
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.
For year ended September 30, 2020
Net earnings (loss)	$67.6
Income tax provision (benefit)	19.7
Interest expense, net	60.7
Depreciation and amortization	88.8
EBITDA	$236.8
Impairment charges	$—
Restructuring and related costs	38.1
Acquisition and integration costs	39.8
Cost of early retirement of long-term debt	26.2
Gain on sale of Infant and Pet Care business	(4.1)
COVID-19 expenses	4.3
Feminine and Infant Care evaluation costs	0.3
Sun Care reformulation costs	—
Investor settlement expense	—
Adjusted EBITDA	$341.4
Adjusted working capital metrics for the fourth and third quarters of fiscal 2020 and the fourth quarter of fiscal 2019 are presented below.
	Q4 2020	Days (1)	Q3 2020	Days (1)	Q4 2019	Days (1)
Receivables, as reported	$182.5		$194.2		$215.4
Less: Trade allowance in accrued liabilities (2)	(26.4)		(25.3)		(24.6)
Receivables, adjusted	156.1	29	168.9	31	190.8	33
Inventories, as reported	336.2	115	346.9	115	371.4	115
Accounts payable, as reported	187.2	64	197.4	66	218.8	68
Average adjusted working capital (3)	$305.1		$318.4		$343.4
% of net sales (4)	15.6%		16.0%		16.0%
(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.
(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of September 30, 2020, June 30, 2020 and September 30, 2019, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.
| 2020 Proxy Statement	A-3

Edgewell Personal Care Company | 6 Research Drive, Shelton, CT 06484
www.edgewell.com |©2020 Edgewell

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 3, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EPC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 3, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D27652-P46920

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EDGEWELL PERSONAL CARE COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Robert W. Black	☐	☐	☐
1b. George R. Corbin	☐	☐	☐
1c. Daniel J. Heinrich	☐	☐	☐
1d. Carla C. Hendra	☐	☐	☐
1e. John C. Hunter, III	☐	☐	☐
1f. James C. Johnson	☐	☐	☐
1g. Rod R. Little	☐	☐	☐
1h. Joseph D. O'Leary	☐	☐	☐
1i. Rakesh Sachdev	☐	☐	☐
1j. Swan Sit	☐	☐	☐
1k. Gary K. Waring	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal 2021.	☐	☐	☐
3. To cast a non-binding advisory vote on executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	**No**
Please indicate if you plan to attend this virtual meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D27653-P46920

EDGEWELL PERSONAL CARE COMPANY
Annual Meeting of Shareholders
February 4, 2021, 8:30 AM, Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Rod R. Little and Marisa Iasenza, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EDGEWELL PERSONAL CARE COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held via live webcast at 8:30 AM, Eastern Time on February 4, 2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side